Exhibit 10.1
ASSET PURCHASE AGREEMENT
dated as of
March 11, 2011
by and
between
FirstEnergy Generation Corp.
as Seller
and
American Municipal Power, Inc.
as Buyer

i

PAGE

ARTICLE 12 MISCELLANEOUS	57
Section 12.01 Notices	57
Section 12.02 Amendments and Waivers	59
Section 12.03 Expenses	59
Section 12.04 Successors and Assigns	59
Section 12.05 Governing Law	59
Section 12.06 Jurisdiction	60
Section 12.07 WAIVER OF JURY TRIAL	60
Section 12.08 Counterparts; Third Party Beneficiaries	60
Section 12.09 Entire Agreement	61
Section 12.10 Captions	61
Section 12.11 Severability	61
Section 12.12 Specific Performance	61
Section 12.13 Governmental Authorization	3
Section 12.14 Covenants of Seller — Conduct of Business Through the Closing	2

EXHIBITS

Exhibit A	Form of Assignment and Assumption Agreement

Exhibit B	Form of Bill of Sale

Exhibit C	Form of Limited Warranty Deed
SELLER DISCLOSURE SCHEDULE
BUYER DISCLOSURE SCHEDULE

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (“Agreement”) is dated as of March 11, 2011 (the “Execution Date”) between FirstEnergy Generation Corp., an Ohio corporation (the “Seller”), and American Municipal Power, Inc. an Ohio nonprofit corporation (the “Buyer” and, together with Seller, the “Parties”).
RECITALS:
A. Seller owns the Fremont Energy Center Natural Gas Combined Cycle Power Plant, a natural gas-fired combined cycle electric generating facility located predominately in the City of Fremont, Sandusky County, Ohio (the “Generating Facility”); and
B. Seller desires to sell and transfer the Purchased Assets and Assumed Liabilities to Buyer, and Buyer desires to purchase the Purchased Assets and assume the Assumed Liabilities, upon the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual promises herein made and the mutual benefits to be derived therefrom, and in consideration of the representations, warranties and covenants contained herein, the Parties agree as follows:
ARTICLE 1
Definitions And Rules of Construction
Section 1.01 Definitions. The following terms and phrases, as used in this Agreement, have the following meanings:
“Additional Capacity” is defined in Section 2.06(e)(i).
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under Common Control with, such first Person.
“Agreement” is defined in the preamble.

“Allocation” is defined in Section 2.06(b).
“Antitrust Clearance” means any and all necessary clearances or approvals under antitrust, competition and similar Laws, including the HSR Act, that are or may be required to be obtained from any Governmental Body in order to complete the transfer of the Purchased Assets to Buyer pursuant to this Agreement.
“Apportioned Obligations” is defined in Section 8.02(b).
“Assigned Contracts” is defined in Section 2.01(f).
“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement in substantially the form set forth on Exhibit A.
“Assumed Liabilities” is defined in Section 2.03.
“Attorney Work Product” means all notes, memoranda, correspondence or similar material reflecting the legal conclusions, recommendations, privileged communications or other work product of or to attorneys, whether they be in-house or external, acting as counsel to Seller or any of its Affiliates to the extent (but only to the extent) relating to any Excluded Asset or Excluded Liability.
“Bill of Sale” means a Bill of Sale in substantially the form set forth on Exhibit B.
“Breach Notice” is defined in Section 11.01(d).
“Break-Up Fee” means $4,850,000.00 (consisting of $1,000,000.00 deposited by Buyer with Seller on February 3, 2011 and $3,850,000.00, which Buyer is depositing with Seller simultaneously with the execution of this Agreement).
“Business Day” means any day other than Saturday, Sunday or a day on which United States national banks are authorized or required by Law to be closed.
“Buyer” is defined in the preamble.
“Buyer Disclosure Schedule” means the schedules setting forth certain disclosures of Buyer, or qualifications or exceptions to any of Buyer’s representations or warranties set forth in ARTICLE 4, which schedules are delivered simultaneously with the execution and delivery of this Agreement.

“Buyer Material Adverse Effect” means an event, fact, circumstance, effect or occurrence that materially and adversely affects the ability of Buyer to consummate the Transactions or perform its obligations under the Transaction Agreements.
“Buyer’s Response” is defined in Section 7.11(b).
“CBA Employees” means Employees subject to the Collective Bargaining Agreement.
“Claim” means any contest, action, claim, assessment, demand, suit, complaint, inquiry, notice of violation, hearing, arbitration, proceeding or investigation, whether civil, criminal or administrative, by or before any Governmental Body, or notice of any of the foregoing involving any Person.
“Claim Notice” is defined in Section 10.03(b).
“Closing” is defined in Section 2.06(e)(iii) Section 2.07.
“Closing Date” means the date of the Closing.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collective Bargaining Agreement” means the collective bargaining agreement currently in place between Seller and Local Union No. 245 of the International Brotherhood of Electrical Workers and addenda thereto, continuing in effect until November 1, 2012.
“Confidential Information” is defined in Section 7.09.
“Confidentiality Agreement” means the Confidentiality Agreement, dated October 31, 2008, by and between Buyer and FirstEnergy Service Company, as amended on January 3, 2011.
“Contract” means any agreement, contract, lease (including leases related to the Real Property), commitment or consensual obligation.
“Contract Capacity” is defined in Section 7.10(b).

“Control,” including corresponding meaning of the terms “Controlled by” and “under Common Control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise.
“Criteria Failure” is defined in Section 2.06(f)(i).
“Damages” means any damage, loss, penalty, liability, cost and expense, including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding.
“Direct Claim” is defined in Section 10.03(b).
“e-mail” is defined in Section 12.01.
“Emissions Allowances” means all authorizations by a Governmental Body with jurisdiction over the Generating Facility with respect to any of the Purchased Assets under any of the Environmental Laws to emit specified units of pollutants or Hazardous Materials from the Generating Facility during a calendar year or other period of time, including (i) an authorization by the USEPA under the Acid Rain Program of the federal Clean Air Act or from Ohio under any trading program for nitrogen oxide (NOx) or sulfur dioxide (SOx), (ii) any other USEPA or state program for air emissions or (iii) any pollution reduction program with a similar purpose, in each case regardless of whether the Governmental Body establishing such authorizations designates such authorizations by a name other than “allowances.”
“Employee” means any employee of Seller who works at the Generating Facility or whose principal activities relate to the Generating Facility at any time between February 3, 2011 and the Closing Date.
“Enforceable” means, with respect to any Contract stated to be Enforceable by or against any Person, that such Contract is a legal, valid and binding obligation enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Entitled Real Property” is defined in Section 2.01(c).
“Environmental Laws” means all Laws or Orders relating to the emission of pollution or contamination of the environment (including ambient air, soil, surface water, groundwater, land surface or subsurface strata) or protection of human health and safety, including those relating to Releases or threatened Releases of any Hazardous Material, or otherwise relating to the management, manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.), and any analogous state or local Laws, each as amended from time to time, and the regulations promulgated pursuant thereto.
“Equipment” is defined in Section 2.01(d).
“Excluded Assets” is defined in Section 2.02.
“Excluded Liabilities” is defined in Section 2.04.
“Execution Date” is defined in the preamble.
“Expected Criteria” is defined in Section 2.06(f)(i).
“GAAP” means United States generally accepted accounting principles in effect from time to time.
“Generating Facility” is defined in the preamble.
“Governmental Body” means any legislature, agency, bureau, branch, department, division, commission, court, tribunal, magistrate, justice, multi-national organization, quasi-governmental body, regional governmental council, or other similar recognized organization or body of any federal, state, county, municipal, local, or foreign government or other similar recognized organization or body exercising similar powers or authority, including NERC.

“Hazardous Material” means any (i) substance, material, pollutant, contaminant, chemical or waste, the presence, emission or exposure to which is regulated, prohibited or forms the basis for liability under any applicable Environmental Law and (ii) petroleum or hydrocarbons in any form, and any derivative or byproduct thereof, natural gas or natural gas products, radon gas, asbestos and asbestos-containing materials, mercury, radioactive materials, lead-based paint, and polychlorinated biphenyls.
“HHV” is defined in Section 9.02(d)(ii).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indemnification Claim” is defined in Section 10.03(b).
“Indemnified Party” is defined in Section 10.03(a)
“Indemnifying Party” is defined in Section 10.03(a).
“Inventory” is defined in Section 2.01(g).
“Knowledge”: an individual will be deemed to have Knowledge of a particular fact or other matter if (i) that individual is actually aware of that fact or matter or (ii) a reasonably prudent individual could be expected to be actually aware of that fact or matter in the course of such individual’s ordinary employment duties.
“Knowledge of Buyer,” “Buyer’s Knowledge” or any other similar knowledge qualification with respect to Buyer means the Knowledge of the following individuals: Robert W. Trippe, Dan Preising and John W. Bentine.
“Knowledge of Seller,” “Seller’s Knowledge” or any other similar knowledge qualification with respect to Seller means the Knowledge of the following individuals: Raymond Evans, Kevin Florence, William Harker and Charles Lasky.

“Law” means any federal, state, local, municipal or foreign (including supranational) law (including common law), statute, ordinance, rule, code, directive, ruling, regulation, judgment, Order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Body having or asserting jurisdiction over the Parties or any of their assets.
“Leased Real Property” is defined in Section 2.01(b).
“LIBOR” means an interest rate per annum, determined monthly, equal to the rate per annum reported on the date two days prior to the first day of any relevant month on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBO” or by any other publicly available source of such market rate) for London interbank offered rates for U.S. dollar deposits for such month (or portion thereof).
“Lien” means, with respect to any property or asset, any mortgage, lien, encumbrance, pledge, charge, security interest, warrant, claim, equitable interest, option, conditional sale or other title retention device or arrangement (including a capital lease), transfer or security for the payment of any indebtedness, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom.
“Limited Warranty Deed” means a Limited Warranty Deed in substantially the form set forth on Exhibit C.
“Material” when used with respect to Buyer, means material to the ability of Buyer to consummate the Transactions or perform its obligations under the Transaction Agreements, and when used with respect to Seller or the Generating Facility, means material to (i) the ownership and operation (including development, construction and permitting) of the Generating Facility or the Purchased Assets, taken as a whole or (ii) the financial prospects of operating the Generating Facility promptly after commercial operation (assuming that all necessary Permits are obtained).

“Mechanically Complete” means (i) the Generating Facility is mechanically, electrically, and structurally complete and the equipment and systems needed to operate the Generating Facility are capable of operating safely to support commissioning in accordance with applicable codes, standards, and Laws in all material respects; (ii) the Generating Facility’s equipment and systems are ready for commissioning in all material respects; (iii) Seller has provided a written record in the form of construction turn-over packages for each plant system as developed by the construction commissioning contractor and consistent with those developed prior to the date hereof, which includes as required, all tests including date of test, equipment number, test equipment used, calibration records for test equipment, testing personnel, tests performed, and test results; (iv) all system construction turn-over packages have been approved and signed by an appropriate representative appointed by Seller and reasonably acceptable to Buyer (PIC to be deemed acceptable); (v) notice that the facility is Mechanically Complete has been issued by Seller to Buyer, which notice may include certain minor punch list items remaining to be completed by Buyer after Closing during commissioning provided that the punch list does not contain any items which would materially impair commissioning or safe operation of the Generating Facility; and (vi) subject to Section 7.11, Seller and Buyer, acting reasonably, agree that the Generating Facility will achieve the operating conditions set forth in Section 9.02(d)(ii) prior to January 1, 2012.
“MISO” means the Midwest Independent Transmission System Operator, Inc., or any successor thereto, and any committee, division or unit thereof.
“Mortgage Indenture” means that Open-End Mortgage, General Mortgage and Deed of Trust, by and between FirstEnergy Generation Corp. and The Bank of New York Trust Company, N.A., as Trustee, dated as of June 19, 2008.
“NERC” means the North American Electric Reliability Corporation or any successor thereto, and any committee, division, or unit thereof, including any regional reliability organization such as the ReliabilityFirst Corporation.
“Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction, or other similar determination or finding by, before, or under the supervision of any Governmental Body, arbitrator, or mediator.
“Other Employees” means Employees not subject to the Collective Bargaining Agreement.
“Owned Real Property” is defined in Section 2.01(a).

“Parties” is defined in the preamble.
“Permits” means any permits, authorizations, approvals, registrations, certificates, and licenses primarily related to the Generating Facility or Purchased Assets and issued by any Governmental Body.
“Permitted Liens” means (i) inchoate construction, materialmens’, carriers’, landlords’, repairers’, and other similar Liens arising or incurred in the ordinary course of business or consistent with past practice and that are not yet due and payable, (ii) Liens for real estate taxes for the year in which Closing occurs which are not yet due and payable and (iii) Liens set forth on Section 1.01(b) of the Seller Disclosure Schedule.
“Person” means an individual, corporation, partnership, limited liability company, association, trust, an incorporated organization, or other entity or organization, including a Governmental Body and any department or agency thereof.
“PJM” means PJM Interconnection, LLC.
“Post-Closing Tax Period” is defined in Section 8.02(b).
“Potential Contributor” is defined in Section 10.05.
“Pre-Closing Tax Period” is defined in Section 8.01(a).
“Proceeding” is defined in Section 10.03(b).
“Purchase Price” is defined in Section 2.06(a).
“Purchased Assets” is defined in Section 2.01.
“Real Estate Leases” is defined in Section 2.01(b).
“Real Property” is defined in Section 2.01(c).

“Records” means the operating records, manuals, all Permits set forth on Section 2.01(i) of the Seller Disclosure Schedule and applications for such Permits, files, papers and similar documents of Seller in the possession of Seller or its Affiliates relating specifically to the acquisition, construction and operation of the Purchased Assets, including all data and electronic information relating to the Purchased Assets stored or archived in any server, computer, laptop, network, system, or other electronic database (including any such data or information stored in any Excluded Asset); provided, however, “Records” excludes (i) the accounting and financial books, related financial records and organizational documents of Seller and Seller’s Affiliates (except financial records, such as cost data, that specifically relate to the Purchased Assets), (ii) any Attorney Work Product, (iii) such records, files and papers of Seller to the extent they do not relate to the Purchased Assets or the Assumed Liabilities, (iv) any material that Seller is prohibited from sharing with or transferring to Buyer by any confidentiality obligations after reasonable best efforts by Seller to obtain consent to disclose such material to Buyer, (v) personnel records of Seller or any of its Affiliates relating to individual performance or evaluation records, medical histories or other information and (vi) any information or data that generally relates to Seller’s or its Affiliates’ generating fleet and which was not specifically created, collected, compiled, archived, or otherwise stored in connection with the ownership and operation of the Generating Facility or the other Purchased Assets.
“Release” means any releasing, spilling, emitting, leaking, pumping, pouring, emptying, injecting, escaping, dumping, disposing, discharging, depositing, leaching or migrating into or through the environment (including ambient air, soil, surface water, groundwater, land surface or subsurface strata).
“Required Consents” is defined in Section 3.06.
“RPM Auction” is defined in Section 7.10(a).
“Seller” is defined in the preamble.
“Seller Disclosure Schedule” means the schedules setting forth certain disclosures of Seller, or qualifications or exceptions to any of Seller’s representations or warranties set forth in ARTICLE 3, which schedules are delivered simultaneously with the execution and delivery of this Agreement and may be supplemented in accordance with Section 7.04 hereof.

“Seller Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects or occurrences, has or would be reasonably likely to have a material adverse effect on the assets or properties of the Generating Facility, taken as a whole, or that would be reasonably likely to prevent or Materially delay or Materially impair the ability of Seller to consummate the Transactions, provided, however, that no facts, circumstances, events, changes, effects or occurrences (by themselves or when aggregated with any other facts, circumstances, events, changes, effects or occurrences) resulting from, relating to or arising out of the following shall be deemed to be or constitute a Seller Material Adverse Effect or shall be taken into account when determining whether there has, may, would or could have occurred a Seller Material Adverse Effect: (a) the effect of any change generally affecting the industries in which the Generating Facility operates or is expected to operate or the economy or the financial or securities markets in the United States or elsewhere in the world, including any regulatory and political conditions or developments, or any outbreak or escalation of hostilities, weather, climate change, declared or undeclared acts of war or terrorism, (b) any litigation arising from allegations of any violation of applicable Law relating to this Agreement or the Transactions, (c) weather, natural disasters or meteorological events, (d) effects of public perceptions of power generation facilities, (e) the price of natural gas, electricity or any other commodity or supply, (f) strikes, work stoppages or other labor disturbances, (g) changes in construction costs or (h) the effect of (i) the announcement of, or compliance with, this Agreement or the announcement of the Transactions, (ii) any changes in Law or GAAP or interpretation thereof or (iii) any matter set forth in the Seller Disclosure Schedule; except to the extent that any fact, circumstance, event, change, effect or occurrence described in (a) through (h) disproportionately impacts the assets or properties of the Generating Facility relative to other industry participants (but then only to the extent of any such disproportionate impact).
“Seller’s Notification” is defined in Section 7.11(a).
“Site Visit Milestone” means that, by March 15, 2011, representatives of substantially all of Buyer’s members have had the opportunity to visit the Generating Facility or view a video of the Generating Facility for the purpose of analyzing Buyer’s potential purchase of it pursuant to this Agreement.
“Subscription Milestone” is defined in Section 9.02(e).

“Subscription Period Milestone” means, by June 27, 2011, Buyer has concluded the subscription period for purposes of the Subscription Milestone.
“Tangible Personal Property” means the machinery, mobile or otherwise, equipment (including computers and communications equipment and facilities), vehicles, cranes, forklifts, manlifts, tools, spare parts, fixtures, furniture and furnishings, and other tangible personal property (other than fuel inventory) located on the Real Property. “Tangible Personal Property” shall also include, to the extent transferable, all rights of Seller to warranties and licenses received from manufacturers and sellers of such Tangible Personal Property.
“Tax” is defined in Section 8.01(b).
“Tax Return” means any return, declaration, report, claim for refund, information return or statement relating to Taxes, including any amended return, extension request with respect thereto and any schedule or attachment thereto.
“Taxing Authority” is defined in Section 8.01(b).
“Technical Arbitrator” is defined in Section 7.11(c).
“Third Party Claim” is defined in Section 10.03(b).
“Transaction Agreements” means each of this Agreement, the Assignment and Assumption Agreement, the Limited Warranty Deed and the Bill of Sale.
“Transactions” means, collectively, the transactions contemplated by the Transaction Agreements.
“Transfer Taxes” is defined in Section 8.02(c).
“Transition Proceedings” is defined in Section 6.02.
“Union” means the Local Union No. 245 of the International Brotherhood of Electrical Workers.
“Uprate Remedies” is defined in Section 2.06(e)(i).

“USEPA” means the United States Environmental Protection Agency or successor thereto, and any office, committee, department, body, unit or division thereof.
Section 1.02 Rules of Construction.
(a) The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement.
(b) Unless the context of this Agreement otherwise clearly requires, (a) references to the plural include the singular, (b) references to the singular include the plural, (c) references to any gender includes the other gender, (d) the term “including” is not limiting and has the inclusive meaning represented by the phrase “including without limitation,” (e) the term “include” is not limiting and has the inclusive meaning represented by the phrase “include without limitation,” (f) the term “includes” is not limiting and has the inclusive meaning represented by the phrase “includes without limitation,” (g) the terms “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and (h) the terms “day” and “days” mean and refer to calendar day(s).
(c) Unless otherwise set forth herein, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) include and incorporate all exhibits, schedules, disclosure schedules and other attachments thereto, (B) include all documents, instruments or agreements issued or executed in replacement thereof and (C) mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular law, regulation or ordinance means such law, regulation or ordinance as amended, modified, supplemented or succeeded, from time to time and in effect at any given time and all rules and regulations promulgated thereunder, unless the context requires otherwise. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified.

(d) The Parties intend that each representation, warranty, covenant, and condition contained herein will have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same or similar subject matter (regardless of the relative levels of specificity) which the Party has not breached will not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant. If any condition to Closing contained herein has not been satisfied in any respect, the fact that there exists another condition relating to the same or similar subject matter (regardless of the relative levels of specificity) which has been satisfied shall not detract from or mitigate the fact that the first condition has not been satisfied.
ARTICLE 2
Purchase and Sale
Section 2.01 Purchase and Sale. Except as otherwise provided in, and subject to, Section 2.02, upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase, acquire and accept from Seller and Seller agrees to sell, convey, transfer, assign and deliver to Buyer at the Closing all of Seller’s and its Affiliates’ right, title and interest in, to and under the following assets as the same shall exist on the Closing Date (the “Purchased Assets”):
(a) the real property owned by Seller and listed on Section 2.01(a) of the Seller Disclosure Schedule (the “Owned Real Property”);
(b) all of Seller’s rights under the leases of real property (the “Real Estate Leases”) listed on Section 2.01(b) of the Seller Disclosure Schedule (the real property leased by Seller pursuant to the Real Estate Leases, the “Leased Real Property”);
(c) all of Seller’s rights under the easements, rights of way, real property licenses, and other real property entitlements listed on Section 2.01(c) of the Seller Disclosure Schedule, to the extent transferrable (the “Entitled Real Property” and, together with the Owned Real Property and the Leased Real Property, the “Real Property”);

(d) all of (i) Seller’s Tangible Personal Property or other property listed on Section 2.01(d) of the Seller Disclosure Schedule or otherwise located at the Generating Facility as of the Execution Date or any additions thereto as of the Closing (the “Equipment”); and (ii) any rights of Seller, to the extent transferable, to the warranties and licenses received from manufacturers and sellers of the Equipment (if any);
(e) [reserved];
(f) subject to Section 2.05, all of Seller’s and its Affiliates’ rights under the Contracts (including rights to transmission credits, if any) that are listed on Section 2.01(f) of the Seller Disclosure Schedule (together with the Real Estate Leases, the “Assigned Contracts”);
(g) (i) all inventories of chemicals and gases, supplies, materials and spares located at or in transit to the Real Property and owned by Seller on the Execution Date (and not consumed prior to Closing) or any net additions thereto as of the Closing Date that are used for the Generating Facility and that are listed on Section 2.01(g) of the Seller Disclosure Schedule (the “Inventory”) and (ii) any rights of Seller, to the extent transferable, to the warranties received from suppliers with respect to such Inventory;
(h) any computer software or systems located at the Real Property or elsewhere and owned exclusively by Seller and licenses held exclusively by Seller, solely to the extent transferable, in each case to the extent relating to the Generating Facility and only to the extent listed on Section 2.01(h) of the Seller Disclosure Schedule;
(i) solely to the extent transferable under applicable Law, all rights of Seller under the Permits (and pending applications for the foregoing) listed on Section 2.01(i) of the Seller Disclosure Schedule;
(j) copies, including copies in electronic form, of all Records relating primarily to the Generating Facility; and
(k) to the extent not included in (a) through (j) above, the Generating Facility.
It is understood that there are no other assets, rights, business, claims or properties to be transferred pursuant to this Agreement.

Section 2.02 Excluded Assets. The Purchased Assets shall specifically exclude all of the following assets, rights, business, Claims or properties owned by Seller (the “Excluded Assets”):
(a) all of Seller’s cash and cash equivalents, marketable securities, prepaid expenses, advance payments, surety accounts, deposits and other similar prepaid items (including for the purchase of natural gas);
(b) assets, property and other rights held or owned by Seller and its Affiliates that are not located on the Real Property;
(c) forecasts, financial information or financial statements and proprietary manuals (except rights to use manuals specific to and necessary for the operation of the Generating Facility) prepared by or used by Seller or its Affiliates to the extent not relating exclusively to the Generating Facility;
(d) all of Seller’s rights under Contracts that are not Assigned Contracts;
(e) (i) all rights to Claims, refunds or adjustments, and all other refunds or adjustments with respect to the Excluded Assets or, to the extent related to any Excluded Liabilities, the Purchased Assets relating to any proceeding before any Governmental Body relating to the period prior to the Closing, (ii) all rights to insurance proceeds or other insurance recoveries that relate to, or are reimbursement for, Seller’s or Seller’s Affiliate’s expenditures made prior to the Closing Date and (iii) all rights to insurance proceeds or other insurance recoveries to the extent relating to the Excluded Assets or, to the extent related to any Excluded Liabilities, the Purchased Assets relating to the period prior to the Closing;
(f) any asset of Seller that would constitute a Purchased Asset (if owned by Seller on the Closing Date) that is, with Buyer’s written consent (not to be unreasonably withheld, conditioned or delayed), conveyed or otherwise disposed of during the period from the date hereof until the Closing Date as otherwise permitted by Section 5.01 of this Agreement;
(g) all losses, loss carry forwards and rights to receive refunds, credits and loss carry forwards with respect to any and all Taxes of Seller incurred or accrued on or prior to the Closing Date, including interest receivable with respect thereto;

(h) all other assets, rights, business, Claims or properties owned by Seller or an Affiliate of Seller not specifically set forth in Section 2.01; and
(i) the assets, rights, business, Claims or properties set forth on Section 2.02(i) of the Seller Disclosure Schedule.
Section 2.03 Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective at the time of the Closing, to assume only the following debts, obligations, Contracts and liabilities of Seller or its Affiliates relating to the ownership and operation (including development and construction) of the Generating Facility or the Purchased Assets arising on or after the Closing Date (except for the Excluded Liabilities, the “Assumed Liabilities”):
(a) those relating to the period from and after the Closing Date under the Assigned Contracts;
(b) those under Environmental Law, except to the extent that such liabilities are civil penalties or costs of clean-up related to any matter, action or circumstance which arose from March 6, 2008 to and including the day prior to the Closing Date;
(c) those incurred from and after the Closing Date in connection with, or related to or otherwise arising out of the employment of any Employees by Buyer from and after the Closing;
(d) those relating to or arising out of any action, suit, investigation or proceeding relating to or arising out of the ownership and operation (including development and construction) of the Generating Facility or the Purchased Assets before any court or arbitrator or any Governmental Body or otherwise relating to or arising out of events, facts or circumstances occurring, in whole or in part, on or after the Closing Date (but if occurring in part, only to the extent of such part); and
(e) those set forth in Section 7.10.

Section 2.04 Excluded Liabilities. Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer is not assuming any of the following liabilities or obligations of Seller, which shall be retained by and remain liabilities and obligations of Seller (all such liabilities and obligations not being assumed being herein referred to as the “Excluded Liabilities”):
(a) those incurred in connection with this Agreement and the Transactions contemplated hereby;
(b) those arising from this Agreement or any of the Transaction Agreements (including any amendment or supplement thereto);
(c) those arising out of any action, suit, investigation or proceeding arising out of the ownership and operation (including development and construction) of the Generating Facility or the Purchased Assets before any court or arbitrator or any Governmental Body or otherwise arising out of events, facts or circumstances first occurring, in whole or in part, prior to the Closing Date (but if occurring in part, only to the extent of such part);
(d) subject to Section 7.08, those related to or otherwise arising out of the employment by Seller of the Employees, including all liabilities arising under or relating to any employee plan maintained by Seller (or its Affiliates) prior to the Closing Date for the benefit of the Employees; and
(e) any liability of Seller which is not an Assumed Liability.
Section 2.05 Assignment of Contracts and Rights. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if such assignment, without the consent of a third party thereto, would constitute a breach or other contravention of such Purchased Asset or in any way adversely affect the rights of Buyer or Seller thereunder, provided that any such required consent is listed on Section 3.06 of the Seller Disclosure Schedule. Seller and Buyer will use their reasonable best efforts (but without any payment of money by Seller or Buyer) to obtain the consent of the other parties to any such Purchased Asset or any claim or right or any benefit arising thereunder for the assignment thereof to Buyer as Buyer may request. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller thereunder so that Buyer would not in fact receive all such rights, Seller and Buyer will cooperate in a mutually agreeable arrangement under which, after the Closing, Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including sub-contracting, sub-licensing, or sub-leasing to Buyer, or under which Seller would enforce for the benefit of Buyer, with Buyer assuming Seller’s obligations, any and all rights of Seller against a third party thereto.

Section 2.06 Purchase Price; Allocation of Purchase Price for Federal Taxes.
(a) Purchase Price. The purchase price for the Purchased Assets and the assumption of the Assumed Liabilities is U.S. $485,000,000.00, plus (A) all costs (up to $25,300,000.00), including interest and corporate overhead, incurred by Seller or its Affiliates from February 1, 2011 to and including the Closing Date in connection with construction of the Generating Facility, which amount Seller shall provide to Buyer at least five Business Days prior to the Closing Date, plus (B) $125,000.00 for every day from July 15, 2011 to the Closing Date, if any, if Buyer has provided Seller with the notice contemplated by Section 11.01(b), (as so increased, the “Purchase Price”) in cash, free and clear of any withholding or deduction for applicable Taxes.
(b) The Parties shall allocate the Purchase Price and the Assumed Liabilities, as of the Closing, among the classes of assets (as described in the Treasury regulations promulgated under section 338 of the Code) to which the Purchased Assets and the other Transaction Agreements relate (the “Allocation”) in accordance with section 1060 of the Code and the regulations promulgated thereunder (or any similar provision of local or state Tax Law), Seller shall prepare and submit a proposed Allocation to Buyer not later than twenty (20) days prior to Closing for Buyer’s review and approval and Buyer shall formally respond to such proposed Allocation no later than ten (10) days from receipt thereof. The Parties shall use commercially reasonable efforts to agree upon the Allocation prior to Closing and to include the respective Forms 8594 in the transcript for the Closing. In the event the Parties are unable to agree upon the Allocation, the determination shall be made by an independent “big four” accounting firm selected by the Parties. For all Tax purposes, the Transactions contemplated by this Agreement shall be reported in a manner consistent with the final Allocation and the terms of the Transaction Agreements and no Party, or any of such Parties’ Affiliates, shall take any position inconsistent therewith in any Tax Return (including IRS Form 8594), in any Tax refund claim, in any litigation or otherwise, unless required by applicable Law.

(c) [reserved].
(d) Between the Execution Date and the Closing Date, as promptly as practicable after the end of each calendar month Seller shall provide Buyer with a report of all costs, including interest and corporate overhead, incurred by Seller or its Affiliates in such preceding calendar month (including, with respect to the first such report, incurred in February 2011) in connection with construction of the Generating Facility.
(e) Transmission Uprate.
(i) Subject to clause (iii) below, from and after the Closing Date until the twenty-four (24) month anniversary of the Closing Date, or such later time as may be requested by Buyer and approved by Seller, such approval not to be unreasonably withheld, Seller may at its own cost and expense install such additional equipment or engage in other activities (collectively, the “Uprate Remedies”) at the Generating Facility as needed to achieve transmission export capacity in excess of 685 MW (“Additional Capacity”), and Buyer shall reasonably cooperate, provide access to the Generating Facility and assist Seller and/or its contractors in connection therewith, and the parties shall reasonably cooperate to (A) avoid or mitigate any Uprate Remedy that would materially interfere with the continuous operation of the Generating Facility, cause the imposition of any material increase in its operating costs over what otherwise would be expected or materially increase exposure to material PJM Reliability Pricing Model penalties and (B) agree on reasonable outage opportunities with respect to the Uprate Remedies.
(ii) If (A) prior to the forty-two (42) month anniversary of the Closing Date, the relevant transmission authorities grant permission to export Additional Capacity; and (B) the Generating Facility is or becomes, prior to the twenty-four (24) month anniversary of the Closing Date, or such later time as may be requested by Buyer and approved by Seller, such approval not to be unreasonably withheld, mechanically capable of sustained production of, and has the mechanical ability to export, Additional Capacity then Buyer shall pay to Seller, within thirty (30) days of the later to occur of (A) or (B) above, an additional $708,029.00 per MW of Additional Capacity (or pro rata portion thereof rounded to the nearest tenth of a MW) up to 707 permitted MW, all as additional Purchase Price.

(iii) Buyer shall be entitled to reject a Seller proposed Uprate Remedy if Buyer in good faith reasonably believes that such actions would cause material damage to the Generating Facility, materially increase its operating costs over what otherwise would be expected or require material capital expenditures by Buyer. But if prior to the five (5) year anniversary of the Closing Date, Buyer implements a Seller-proposed Uprate Remedy which Buyer rejected or takes actions substantially similar to those in a Seller-proposed Uprate Remedy which Buyer rejected, and the Generating Facility, as a result, actually exports generation transmission in excess of 685 MW, then Buyer shall promptly pay to Seller an additional $708,029.00 per MW of Additional Capacity (or pro rata portion thereof rounded to the nearest tenth of a MW) up to 707 permitted MW, less any reasonable documented costs incurred by Buyer to implement the Seller proposed Uprate Remedy to create the Additional Capacity, all as additional Purchase Price.
(f) Low Production.
(i) Both Parties expect that the Generating Facility will, at Closing, meet the conditions set forth in Section 9.02(d)(ii) (the “Expected Criteria”, and failure of the Generating Facility to reach the Expected Criteria within a reasonable time (not to exceed 90 days, and with Buyer to provide Seller with notice thereof within 120 days) following commissioning of the Generating Facility (which commissioning Buyer shall promptly inform Seller of in writing), but not including a de minimis failure to meet the specified heat rate value, being a “Criteria Failure”).
(ii) Should a Criteria Failure be determined (pursuant to clause (viii) below) to have occurred solely through the fault of actions taken by Seller or its Affiliates (or Persons acting under their direction) prior to the Closing, Seller shall, in its sole discretion, choose to (A) cure the Criteria Failure at its own expense (and Buyer shall reasonably cooperate, provide access to the Generating Facility and assist Seller and/or its contractors in connection therewith) or (B) promptly pay to Buyer $708,029.00 for each MW (or pro rata portion thereof rounded to the nearest tenth of a MW) below the Expected Criteria that the Generating Facility is capable of sustained production.

(iii) Should a Criteria Failure be determined (pursuant to clause (viii) below) to have occurred solely through the fault of actions taken after the Closing, Seller shall owe no amounts pursuant to this Section 2.06(f).
(iv) Should a Criteria Failure be determined (pursuant to clause (viii) below) to have occurred both through the fault of (X) actions taken by Seller or its Affiliates (or Persons acting under their direction) prior to the Closing and (Y) actions occurring after the Closing, but where the actions taken by Seller or its Affiliates (or Persons acting under their direction) prior to the Closing caused a portion of the Criteria Failure (the percentage of the cause of the Criteria Failure caused by actions taken by Seller or its Affiliates (or Persons acting under their direction) prior to the Closing being the “Seller Percentage”), then either (A) the Parties shall agree to cure the Criteria Failure with Seller paying the Seller Percentage of the cost of such cure and Buyer paying the remaining cost of such cure (and Buyer shall reasonably cooperate, provide access to the Generating Facility and assist Seller and/or its contractors in connection therewith) or (B) if the Parties do not so agree, Seller shall promptly pay to Buyer $708,029.00 times the Seller Percentage for each MW (or pro rata portion thereof rounded to the nearest tenth of a MW) below the Expected Criteria that the Generating Facility is capable of sustained production.
(v) Should a Criteria Failure be determined (pursuant to clause (viii) below) to have occurred because of a defect that occurred through neither the fault of actions taken by Seller or its Affiliates prior to the Closing or the fault of actions taken after the Closing, then either (A) the Parties shall agree to cure the Criteria Failure with Seller paying 50% of the cost of such cure and Buyer paying 50% of the cost of such cure (and Buyer shall reasonably cooperate, provide access to the Generating Facility and assist Seller and/or its contractors in connection therewith) or (B) if the Parties do not so agree, Seller shall promptly pay to Buyer $354,014.50 for each MW (or pro rata portion thereof rounded to the nearest tenth of a MW) below the Expected Criteria that the Generating Facility is capable of sustained production.

(vi) The maximum liability of Seller pursuant to Section 2.06(f)(ii) or (iv) is $72,750,000.00 in the aggregate, and the maximum liability of Seller pursuant to Section 2.06(f)(v) is $36,375,000.00 in the aggregate.
(vii) Notwithstanding anything else set forth in this Section 2.06(f), Seller shall retain full rights to perform an Uprate Remedy as set forth in Section 2.06(e) above.
(viii) Should the Parties be unable to determine which of clauses (ii), (iii), (iv) or (v) above shall apply, the Parties shall reasonably jointly select an independent engineer or engineering firm of favorable reputation, that has not worked for either Party or their Affiliates for a period of one (1) year prior to such dispute (and shall use commercially reasonable efforts to select such engineer or firm prior to the Closing), to investigate and provide a report containing findings and a recommendation regarding whether clauses (ii), (iii), or (iv) above shall apply. The independent engineer shall issue a draft report and the Parties shall have not less than thirty (30) days to provide comments on the same. After consideration of the comments, the independent engineer shall issue a final report. The costs of the independent engineer shall be shared equally by the Parties and, notwithstanding any other provision of this Agreement, the independent engineer’s final report shall be binding upon the Parties.
Section 2.07 Closing. The closing (the “Closing”) of the purchase and sale of the Purchased Assets, and the assignment and assumption of the Assumed Liabilities hereunder, shall take place at the offices of Chester Willcox & Saxbe, LLP, 65 East State Street, Suite 1000, Columbus, Ohio 43215, on the later of (i) July 1, 2011 (unless extended to July 15, 2011 or on or before September 30, 2011 pursuant to Section 11.01(b)) or (ii) no more than three (3) Business Days after satisfaction of the conditions set forth in ARTICLE 9 (or waiver by the Party for whose benefit such conditions exist) other than any conditions that are by their nature to be satisfied at Closing (but subject to the satisfaction or waiver or such conditions), or at such other time or place as Buyer and Seller may agree. The Closing shall be effective for all purposes at 12:01 a.m., eastern prevailing time (EPT), on the Closing Date.

Section 2.08 Deliveries at Closing. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:
(a) Seller shall deliver to Buyer:
(i) the Bill of Sale duly executed by Seller;
(ii) the Assignment and Assumption Agreement duly executed by Seller;
(iii) the Limited Warranty Deed duly executed by Seller;
(iv) an officer’s certificate certifying that the conditions in Section 9.01 and Section 9.02 have been satisfied (other than the condition in Section 9.02(e)); and
(v) any other documents or instruments reasonably required by Buyer to consummate the Transactions contemplated by this Agreement and reasonably requested of Seller prior to the Closing Date.
(b) Buyer shall deliver to Seller:
(i) the Purchase Price (as adjusted pursuant to Section 2.06 and with a credit for the Break-Up Fee) in cash by wire transfer to an account of Seller designated by Seller, by notice to Buyer, such notice to be delivered not later than five (5) Business Days prior to the Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of Seller in such amount)(and the Break-Up Fee shall be irrevocably released by Buyer to Seller);
(ii) the Assignment and Assumption Agreement duly executed by Buyer;
(iii) an officer’s certificate certifying that the conditions in Section 9.01 and Section 9.03 have been satisfied (other than the conditions in Section 9.03(d) and (e)); and
(iv) any other documents or instruments reasonably required by Seller to consummate the Transactions contemplated by this Agreement and reasonably requested of Buyer prior to the Closing Date.

ARTICLE 3
Representations and Warranties of Seller
Except as set forth in the Seller Disclosure Schedule or with respect to representations or warranties that speak of a specific date, Seller represents and warrants to Buyer that the statements contained in this ARTICLE 3 are correct and complete as of the Execution Date and will be correct and complete as of the Closing Date.
Section 3.01 Corporate Existence and Power. Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Ohio. Seller is duly authorized to conduct its business and is in good standing under the Laws of each jurisdiction where such qualification is required, except where failure to be so qualified would not have, individually or in the aggregate, a Seller Material Adverse Effect.
Section 3.02 Corporate Authorization. Seller has the relevant corporate power and authority necessary to execute and deliver each Transaction Agreement to which it is a party and to perform and consummate the Transactions. Seller has taken all action necessary to authorize the execution and delivery of each Transaction Agreement to which it is a party, the performance of its respective obligations thereunder, and the consummation of the Transactions. Each Transaction Agreement to which Seller is a party has been duly authorized by, and has been or will be duly executed and delivered by, and, assuming the due authorization, execution and delivery thereof by each counterparty, is Enforceable against, Seller.
Section 3.03 Governmental Authorization. The execution, delivery and performance by Seller of the Transaction Agreements to which it is a party and the consummation of the Transactions require no action by or in respect of, or filing with, any Governmental Body other than any such action or filing as is described in Section 3.03 of the Seller Disclosure Schedule.

Section 3.04 Noncontravention. Except as set forth in Section 3.04 of the Seller Disclosure Schedule, the execution, delivery and performance by Seller of the Transaction Agreements to which it is a party and the consummation of the Transactions do not and will not (i) result in a violation of the articles of incorporation or code of regulations of Seller, (ii) violate any applicable Law except which would not have, individually or in the aggregate, a Seller Material Adverse Effect, (iii) assuming that all Required Consents are obtained, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation or to a loss of any benefit relating to the Generating Facility to which Seller or any of its Affiliates is entitled under any provision of any Contract binding upon Seller or such Affiliate, or (iv) result in the creation or imposition of any Lien on any Purchased Asset owned by Seller, except for Permitted Liens.
Section 3.05 Finders’ Fees. There is no investment banker, broker, finder or other intermediary, which has been retained by or is authorized to act on behalf of Seller or any of its Affiliates who might be entitled to any fee or commission from Buyer or its Affiliates in connection with the Transactions.
Section 3.06 Required Consents. Section 3.06 of the Seller Disclosure Schedule sets forth each Assigned Contract or other Purchased Asset requiring consent or other action by any Person as a result of the execution, delivery and performance of the Transactions (the “Required Consents”).
Section 3.07 Litigation. Except as set forth in Section 3.07 of the Seller Disclosure Schedule, there is no action, suit, investigation or proceeding pending against, or to the Knowledge of Seller, threatened against, Seller or any of Seller’s Affiliates primarily with respect to the Generating Facility or relating to or affecting any of the Purchased Assets, before any arbitrator or Governmental Body which, individually or in the aggregate, would reasonably be expected to have a Seller Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or Materially delay the Transactions contemplated by the Transaction Agreements. Seller has not received any written or, to the Knowledge of Seller, oral notice from any Governmental Body or other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of Order to which Seller or any of the Purchased Assets is or has been subject.

Section 3.08 Compliance with Laws. Seller has complied in all Material respects with all applicable Laws and Orders that affect the Purchased Assets.
Section 3.09 Title to Purchased Assets. Seller or its Affiliates are the sole owner of, and have good, marketable and valid title to, all of the Purchased Assets, in each case free and clear of all Liens arising by, through or under Seller, other than Permitted Liens. Notwithstanding the foregoing, no representation or warranty is made herein with respect to the Real Property, which shall be addressed in the Limited Warranty Deed.
Section 3.10 Permits.
(a) Section 3.10(a) of the Seller Disclosure Schedule sets forth a list of all Permits held by Seller as of the Execution Date. Except as set forth in Section 3.10(a) of the Seller Disclosure Schedule, with respect to each such Permit, to the Knowledge of Seller:
(i) it is valid, subsisting and in full force and effect and not, to the Knowledge of Seller, subject to any appeal;
(ii) there is no action, suit, investigation or proceeding pending, or to the Knowledge of Seller, threatened which might directly and adversely affect the validity of any effective or proposed Permit and, to the Knowledge of Seller, there exists no basis for revocation or suspension of any such Permit;
(iii) Seller has not received written notice that such Permit will not be renewed and to Seller’s Knowledge there is no reasonable basis for such Permit not to be renewed; and
(iv) for any Permit relating to the Generating Facility for which approval, renewal, amendment, or modification is currently being sought or is currently pending before a Governmental Body, no Material expenditures, capital improvements, or changes in operation will be necessary as a condition or result of such approval, renewal, amendment or modification.
(b) Seller’s operations have been conducted in all Material respects in accordance with the representations and conditions made in the applications for its Permits.

Section 3.11 Environmental Matters. Except as set forth on Section 3.11 of the Seller Disclosure Schedule, to the Knowledge of Seller, the Generating Facility is, and has been, in material compliance with all Environmental Laws.
Section 3.12 Representations Complete. Except as to those matters covered by the representations and warranties in this Agreement, (I) SELLER MAKES NO OTHER REPRESENTATIONS OR WARRANTIES WHATSOEVER (INCLUDING ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS) TO BUYER AND (II) THE PURCHASED ASSETS ARE BEING CONVEYED ON AN “AS-IS, WHERE-IS” AND “WITH ALL FAULTS” BASIS, AND (III) Seller hereby disclaims all liability and responsibility for any representation, warranty, statement, or information not included herein that was made, communicated, or furnished (orally or in writing) to Buyer or its representatives (including any opinion, information, projection, or advice that may have been or may be provided to Buyer by any director, officer, employee, agent, consultant, or representative of Seller). Without limiting the foregoing, no representation or warranty is made with respect to (a) the information included in any materials provided by Seller or its representatives to Buyer or its representatives, or any supplement or amendment thereof or other information provided in connection with the solicitation of proposals to acquire the Purchased Assets or the negotiations related thereto or to this Agreement, such information being provided for Buyer’s convenience only, (b) any projections, estimates or budgets delivered to or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Purchased Assets or the future business and operations of the Purchased Assets or (c) any other information or documents made available to Buyer or its Affiliates, counsel, accountants or other representatives or advisors with respect to the Purchased Assets, in each case except as expressly set forth in this Agreement. Except as set forth in this Agreement, Seller and its Affiliates shall have no liability or responsibility for the Purchased Assets or the Assumed Liabilities, in each case after the Closing Date.

Section 3.13 Seller’s Acknowledgement. Seller acknowledges and agrees that any Claims arising under Seller’s or Buyer’s representations and warranties shall be subject to the limitations on liabilities and other provisions set out in ARTICLE 10.
ARTICLE 4
Representations and Warranties of Buyer
Except as set forth in the Buyer Disclosure Schedule or with respect to representations or warranties that speak of a specific date, Buyer represents and warrants to Seller that the statements contained in this ARTICLE 4 are correct and complete as of the Execution Date and will be correct and complete as of the Closing Date.
Section 4.01 Corporate Existence and Power. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation. Buyer is duly authorized to conduct its business and is in good standing under the Laws of each jurisdiction where such qualification is required, except where failure to be so qualified would not have, individually or in the aggregate, a Buyer Material Adverse Effect.
Section 4.02 Corporate Authorization. Buyer has the relevant entity power and authority necessary to execute and deliver each Transaction Agreement to which it is a party and to perform and consummate the Transactions. Buyer has taken all action necessary to authorize the execution and delivery of each Transaction Agreement to which it is a party, the performance of its respective obligations thereunder, and the consummation of the Transactions. Each Transaction Agreement to which Buyer is a party has been duly authorized by, and has been or will be duly executed, and delivered by, and, assuming the due authorization, execution and delivery thereof by each counterparty, is Enforceable against, Buyer.
Section 4.03 Governmental Authorization. The execution, delivery and performance by Buyer of the Transaction Agreements to which it is a party and the consummation of the Transactions require no action by or in respect of, or filing with, any Governmental Body other than any such action or filing as is described in Section 4.03 of the Buyer Disclosure Schedule.

Section 4.04 Noncontravention. Except as to matters which would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect, the execution, delivery and performance by Buyer of the Transaction Agreements to which it is a party and the consummation of the Transactions do not and will not (a) result in a violation of the articles of incorporation or the code of regulations of Buyer, (b) violate any applicable Law or (c) require any consent or other action by any Person under, constitute a default under or give rise to any right of termination, cancellation or acceleration of any Material right or obligation or to a loss of any Material benefit to which Buyer is entitled under any provision of any agreement or other instrument binding upon Buyer.
Section 4.05 Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer or any of its Affiliates who might be entitled to any fee or commission from Seller or any of its Affiliates upon consummation of the Transactions.
Section 4.06 Litigation. Except as set forth in Section 4.06 of Buyer Disclosure Schedule, there is no action, suit, investigation or proceeding pending against or to the Knowledge of Buyer, threatened against or affecting, Buyer or any of Buyer’s Affiliates before any court or arbitrator or any Governmental Body which, individually or in the aggregate, would reasonably be expected to have a Buyer Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or Materially delay the Transactions contemplated by the Transaction Agreements.
Section 4.07 No Other Representations. Buyer has inspected and investigated the Purchased Assets and knowingly and voluntarily accepts such Purchased Assets on an “AS IS, WHERE IS” basis, subject only to the express representations and warranties and other terms and conditions of this Agreement.
Section 4.08 Representations Complete. Except as and to the extent set forth in this Agreement, Buyer makes no representations or warranties whatsoever to Seller and hereby disclaims all liability and responsibility for any representation, warranty, statement, or information not included herein that was made, communicated, or furnished (orally or in writing) to Seller or its representatives (including any opinion, information, projection, or advice that may have been or may be provided to Seller by any director, officer, employee, agent, consultant, or representative of Buyer or Affiliate thereof).

Section 4.09 Buyer’s Acknowledgement. Buyer acknowledges and agrees that any Claims arising under Seller’s or Buyer’s representations and warranties shall be subject to the limitations on liabilities and other provisions set out in ARTICLE 10.
ARTICLE 5
Covenants of Seller
Section 5.01 Conduct Through the Closing. Seller covenants and agrees that, between the date hereof and the Closing Date, Seller shall, except as set forth on Section 5.01 of the Seller Disclosure Schedule or as otherwise contemplated by this Agreement or as required by Law or by Assigned Contracts or any other Contracts listed on Section 5.01 of the Seller Disclosure Schedule, conduct the operations of the Generating Facility in the ordinary course or consistent with prior practice or plans for achieving Mechanical Completion and will continue to provide the necessary personnel to continue construction of the Generating Facility through the Closing Date in the manner currently planned, scheduled and budgeted, and previously disclosed to Buyer, provided, however, that Seller agrees to reasonably cooperate with Buyer and Buyer’s commissioning contractor regarding commissioning requirements for the Generating Facility.
Section 5.02 Access to Information.
(a) Between the Execution Date and the Closing Date, Seller will:
(i) make available to Buyer and its agents reasonable access to the Generating Facility, employees and contractors as well as all documents reasonably requested by Buyer regarding the Generating Facility design, construction, procurement, testing, environmental compliance and expected operations (and, without limiting the foregoing, Seller shall provide Buyer and its agents with access to Seller’s software and communications platform in connection with the Generating Facility);

(ii) authorize relevant regulatory agencies to discuss the Generating Facility Permits and status with Buyer and provide Buyer with access to documents in the same manner as if Buyer were Seller, provided Seller will be given reasonable advance notice of such discussions and provided the opportunity to participate in all discussions with such agencies; and
(iii) make available to Buyer (if reasonably within Seller’s control) reasonable access to counterparties to the Assigned Contracts and Assumed Liabilities.
Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the ownership and operation (including development and construction) of the Generating Facility. Notwithstanding the foregoing, Buyer shall not have access to (i) personnel records of Seller or any of its Affiliates relating to individual performance or evaluation records, medical histories or other information which in Seller’s good faith opinion is sensitive or the disclosure of which could subject Seller or such Affiliate to risk of liability, (ii) any information which is subject of any attorney-client or other privilege in favor of Seller or any confidentiality obligation by which Seller is bound or (iii) any information the provision of which Seller in good faith believes may cause Seller to violate applicable Law.
(b) After the Closing Date, Seller will promptly afford Buyer and its agents reasonable access to its properties, books, records, and employees to the extent necessary to permit Buyer to determine any matter relating to any period ending on or before the Closing Date (for example, for purposes of any tax or accounting audit or any claim or litigation matter not being actively litigated between Buyer and Seller); provided that any such access by Buyer shall not unreasonably interfere with the conduct of the business of Seller. Buyer will hold, and will cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless Buyer is compelled to disclose by judicial or administrative process or obligated to disclose by other requirements of Law, all confidential documents and information concerning Seller or the Purchased Assets reasonably deemed as such by Seller and provided to Buyer pursuant to this Section 5.02(b). Buyer shall bear all out-of-pocket costs and expenses (but excluding Seller’s general overhead, salaries and employee benefits) reasonably incurred by Seller in providing such access.

(c) Seller shall, by the Closing Date, provide to Buyer such reasonably available documents as Buyer reasonably requests at least ten (10) Business Days prior to Closing Date regarding the Generating Facility design, construction, procurement, testing and operations, including testing related to the capacity of the Generating Facility, which are in possession of Seller and which are included as part of the Purchased Assets pursuant to Section 2.01(i).
Section 5.03 Further Assurances. At any time and from time to time after the Closing, Seller shall, at the request of Buyer, use all commercially reasonable efforts to execute and deliver such further instruments of conveyance, sale, transfer and assignment, and take such other actions as may be necessary or appropriate to effectuate and consummate any of the Transactions contemplated hereby or in connection with the other Transaction Agreements.
Section 5.04 Emissions Allowances. From and after the Closing until the fifth (5th) anniversary thereof, if Seller plans to offer Emissions Allowances for sale on the open market to third parties and if requested by Buyer, Seller shall use commercially reasonable efforts to provide Buyer with a right of first offer (at market prices) to purchase such Emission Allowances as are necessary to cover all operations of the Generating Facility; provided that Buyer shall be entitled to up to five (5) one-year extensions of such period if reasonably necessary for Buyer’s operations (and Buyer shall provide Seller with written notice of its exercise of any such extension no less than 30 days prior to the end of any year).
Section 5.05 Exclusivity. During the period commencing on the Execution Date and ending on the earlier of (i) the Closing Date or (ii) the date this Agreement is terminated as provided in ARTICLE 11, Seller will not, nor will it permit any of its Affiliates or anyone acting behalf of any of them to, solicit or enter into any discussions or negotiations with, or furnish or cause to be furnished any information concerning the Purchased Assets to, any Person (other than Buyer or its representatives) in connection with an acquisition of the Purchased Assets, directly or indirectly whether by merger, purchase of equity interests, sale of assets or any other means, other than extraordinary transactions (including a merger or sale of sale of all or substantially all of the assets) involving Seller or its Affiliates, or the sale or transfer of securities of Seller or its Affiliates; provided that under no circumstances shall Seller be released or discharged from its obligations under this Agreement in connection with any such transaction.

ARTICLE 6
Covenants of Buyer
Section 6.01 Access. After the Closing Date, Buyer will promptly afford Seller and its agents reasonable access to its properties, books, records, and employees to the extent necessary to permit Seller to determine any matter relating to any period ending on or before the Closing Date (for example, for purposes of any tax or accounting audit or any claim or litigation matter not being actively litigated between Buyer and Seller); provided that any such access by Seller shall not unreasonably interfere with the conduct of the business of Buyer. Seller will hold, and will cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless Seller is compelled to disclose by judicial or administrative process or obligated to disclose by other requirements of Law, all confidential documents and information concerning Buyer or the Purchased Assets reasonably deemed as such by Buyer and provided to Seller pursuant to this Section 6.01. Seller shall bear all out-of-pocket costs and expenses reasonably incurred by Buyer (but excluding Buyer’s general overhead, salaries and employee benefits) in providing such access.
Section 6.02 Transition Proceedings. Upon completion of good faith discussions between the Parties that address the various related issues in a mutually satisfactory manner, Buyer covenants and agrees with Seller that it will (i) withdraw its opposition to (but may remain in support of) proceedings related to Seller’s and its Affiliates’ transition from the MISO to PJM (including with respect to dockets ER09-1589, EL10-6, ER11-2814 and ER11-2815) (the “Transition Proceedings”) as soon as practicable after the Closing and further agrees not to intervene, except in support, in any new proceedings similar to the Transition Proceeding and (ii) release any claims against Seller or its Affiliates related to the Transition Proceedings; provided, however, that the foregoing shall not apply to any proceeding after the Closing related to rates and charges in Seller’s or its Affiliates’ territory.

ARTICLE 7
Covenants of Buyer and Seller
Section 7.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, Buyer and Seller will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws to consummate the Transactions contemplated by this Agreement (including, by Buyer, to obtain the Subscription Milestone). If commercially practicable, for a reasonable period not to exceed six (6) months after the Closing Date, Seller shall provide Buyer with access to Seller’s software and communications platform in connection with the Generating Facility to the extent required to communicate with PJM and to any computer software or systems not included in the Purchased Assets pursuant to Section 2.01(h), but necessary, in Buyer’s reasonable judgment, for the operation of the Generating Facility, but further subject in all respects to the terms of any Contract applicable to such software or systems.
Section 7.02 Certain Actions. Seller and Buyer shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Body is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Material Contracts, in connection with the consummation of the Transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.
Section 7.03 Public Announcements. Neither Party will issue any press release or make any public statement (but not including any statements or representations to Employees, provided the same are also communicated to Buyer on a more or less contemporaneous basis) with respect to this Agreement or the Transactions contemplated hereby without the prior written consent of the other Party, except for (i) any press releases or public statements the making of which are required by applicable Law, regulation or any listing agreement with any national securities exchange or in connection with investor relations activities or (ii) Buyer’s statements made in presentations to its members, including presentations to public bodies.

Section 7.04 Supplements to Seller Disclosure Schedule. Seller may, from time to time prior to the Closing by written notice to Buyer supplement the Seller Disclosure Schedule or add a schedule or section to the Seller Disclosure Schedule with a corresponding reference to be added in this Agreement (such added Schedule to be deemed a supplement hereunder) to disclose any matter which, if occurring prior to the date hereof, would have been required to be set forth or described on the Seller Disclosure Schedule or to correct any inaccuracy or breach in the warranties made by Seller in this Agreement (whether or not the matter occurred prior to, on or after the date hereof). None of such supplements of the Seller Disclosure Schedule shall be deemed to cure the representations or warranties to which such matters relate with respect to rights to indemnification pursuant to ARTICLE 10 or conditions set forth in ARTICLE 9, or otherwise affect any other term or condition contained in this Agreement; provided, however, that unless Buyer shall have delivered a notice of breach pursuant to Section 11.01(d) (to the extent Buyer is entitled to deliver such notice pursuant to such Section) within ten (10) Business Days of the receipt by Buyer of any supplement to the Seller Disclosure Schedule pursuant to this Section 7.04 (together with disclosure to Buyer of information reasonably requested by Buyer to enable Buyer to understand, and evaluate the effects of, such supplement), then Buyer shall have waived any and all rights to terminate this Agreement, pursuant to ARTICLE 11 or otherwise, or to consider any condition to Closing not to be satisfied, arising out of or relating to the contents of such supplement.
Section 7.05 Antitrust Clearance(a). Notwithstanding any provision to the contrary in this Agreement:
(a) Each of Seller and Buyer shall take all actions necessary to prepare and to make any required filings for the Antitrust Clearance (if applicable) without undue delay after the Execution Date (to the extent not already made as of the date of this Agreement) and to furnish all information required in connection therewith. The Parties shall cooperate with each other with respect to any antitrust filing in connection with the Antitrust Clearance and any other antitrust filing in connection with the Transaction contemplated under this Agreement in providing all reasonably required information concerning the Purchased Assets and to assist in such filings, and shall use reasonable best efforts to obtain the Antitrust Clearance as promptly as practicable.

(b) To the extent practical, the Parties shall give each other reasonable advance notice of any notification, submission or other communication which it proposes to make or submit to any antitrust authority and provide the other with copies of such draft notification, submission or correspondence and any supporting documentation or information reasonably requested by the other. The Parties shall give due consideration to any comments of each other in relation to any such draft notification, submission or communication. The Parties agree to keep each other fully informed as to the progress of any notification made in order to obtain the Antitrust Clearance. Each Party and its external counsel shall be entitled to attend all meetings with any antitrust authority or other persons or bodies (unless prohibited by the authority or other person or unless it is otherwise not practical), except for the respective parts of meetings in which a Party’s confidential business information will be disclosed, in which case external counsel for the other Party, but not the Party itself, shall be entitled to attend.
Section 7.06 Approvals. Other than with respect to matters covered by Section 7.05 of this Agreement, each Party shall use reasonable best efforts to obtain all authorizations, consents, actions, orders, and approvals of, and to give all notices to and make all filings with, all Governmental Bodies and third parties that are, may be or become necessary for its execution and delivery of, and the performance of its obligations under, this Agreement and the consummation of the Transactions, and will cooperate fully with the other Party in promptly seeking to obtain all such authorizations, consents, actions, orders and responding to requests for any additional information from Governmental Bodies, approvals, giving such notices, making such filings and contesting or opposing any legal challenges or objections to such filings. Seller and Buyer shall jointly file for Federal Communications Commission consent for the assignment of the wireless license set forth on Section 7.06 of the Seller Disclosure Schedule.

Section 7.07 Notices of Certain Events. Without limiting either Party’s representations or warranties in this Agreement, each of Seller and Buyer shall promptly notify the other Party of:
(a) any notice or other communication received from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;
(b) any notice or other communication received from any Governmental Body in connection with the Transactions;
(c) any actions, suits, claims, investigations or proceedings commenced relating to the Purchased Assets of which it receives notice and which, in any manner challenges or seeks to prevent, enjoin, alter or Materially delay the Transactions; and
(d) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or result in any of the conditions set forth in Article IX not being satisfied by the relevant expiration date set forth in Section 11.01(b); provided, however, that the delivery of any notice pursuant to this Section 7.07(d) shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice.
Section 7.08 Certain Employee Matters.
(a) This transaction involves the sale of assets only and does not involve the transfer of any Employees from Seller to any operation of Buyer or its Affiliates and thus nothing herein shall be construed as obligating Buyer to offer employment to or hire any of the Seller’s Employees.
(b) At any time prior to or after the Closing (but if prior to the Closing, contingent upon the Closing), Buyer may offer employment, in its sole discretion and in accordance with its particular staffing needs, to any Employees, including CBA Employees subject to the Collective Bargaining Agreement, other than the Employee set forth on Section 7.08 of the Seller Disclosure Schedule.
(c) If Buyer or its Affiliates hire any such CBA Employees, Buyer shall, but only if and then to the extent required by Law, (i) become a successor employer under the Collective Bargaining Agreement and (ii) assume its terms and conditions as required by the Collective Bargaining Agreement, provided that Seller shall remain responsible, as provided elsewhere in this Agreement, for any liabilities related to such CBA Employees which were owed or accrued through but not including the Closing Date.

(d) Neither Buyer nor any of its Affiliates shall take any action (including with respect to the CBA Employees) which Buyer reasonably believes is likely to have the effect of (or that does have the effect of) causing Seller or its Affiliates to suffer liabilities or Damages (excluding, for purposes of this subparagraph only, attorneys fees) (i) for obligations arising after the Closing under or pursuant to the Collective Bargaining Agreement or applicable Law related thereto or (ii) because of any offers of employment or similar status to any CBA Employees before or after the Closing or (iii) any binding findings (by settlement or otherwise) that any actions of Buyer or its Affiliates, before or after the Closing, resulted in a breach of the Collective Bargaining Agreement or applicable Law by Buyer, Seller or their respective Affiliates.
(e) In the event Seller becomes a party to an unfair labor practice charge, an arbitration or other proceeding which relates in any way to the rights of CBA Employees under the Collective Bargaining Agreement arising out of the Transaction, Seller shall promptly notify Buyer of any such proceeding and consult with Buyer regarding the same. Seller shall be precluded, without Buyer’s specific consent, from resolving any such proceeding in a manner that would be deemed binding upon Buyer or that would be reasonably likely to cause liabilities or obligations to Buyer.
(f) Should any Other Employee wish to accept an offer of employment extended by Buyer, the Other Employee must voluntarily sever his/her employment relationship with Seller before commencing employment with Buyer. Should that occur, Seller will be responsible for any obligation owed to the Other Employee pursuant to the terms of Seller’s plans and agreements, including any of Seller’s benefit plans.
(g) Buyer may not offer employment to the Employee set forth on Section 7.08 of the Seller Disclosure Schedule, and, for a period ending two (2) years after the Closing Date, neither Buyer not any of its Affiliates shall hire, induce, solicit or encourage, or attempt to induce, solicit or encourage, whether directly or indirectly, the Employee set forth on Section 7.08 of the Seller Disclosure Schedule; provided that a general advertisement or other disclosure of a general search that is not targeted or directed to such individual will not violate the covenants contained in this Section 7.08(g).

(h) Seller shall be responsible for the payment of all wages, accrued but unused vacation, paid time off and other remuneration or compensation due to all Other Employees, with respect to their services as employees of Seller through the Closing Date, including (i) the payment of any termination, severance or similar payments under applicable Law or pursuant to the terms of any applicable severance plan, policy, agreement or arrangement of Seller to any Other Employees and (ii) the cost of workers’ compensation claims, both medical and disability, for any Other Employee that relate to loss events occurring on or before the Closing Date. Buyer shall assume and be responsible for all obligations, liabilities and commitments with respect to employment, employee benefits, and related matters with respect to all Other Employees hired by Buyer that are accrued and owing from and after the Closing Date.
Section 7.09 Confidentiality. Seller acknowledges that information concerning the Purchased Assets has competitive value to Buyer, and Seller agrees that after the Closing, all information that prior to Closing would have been “Confidential Information” under the Confidentiality Agreement shall become confidential information of Buyer (“Confidential Information”), and Seller and each of Seller’s Affiliates shall maintain the confidentiality of such Confidential Information in accordance with the terms of the Confidentiality Agreement as if it were the party to whom the Confidential Information was disclosed under the Confidentiality Agreement.
Section 7.10 Transfer of Capacity Rights.
(a) The Parties acknowledge and agree that Seller has certain capacity supply obligations in connection with Seller’s offering of the Generating Facility capacity into certain capacity procurement auctions. Specifically, Seller offered capacity associated with the Generating Facility into the ATSI FRR Program for the 2012-13 Delivery Year and Seller’s offer was accepted in the amount of 653 MW. Moreover, Seller offered capacity associated with the Generating Facility into PJM’s Reliability Pricing Model Base Residual Auction (“RPM Auction”) for the 2013-14 Delivery Year and Seller’s offer was accepted in the amount of 653MW. Moreover, Seller will offer capacity associated with the Generating Facility into PJM’s RPM Auction for the 2014-15 Delivery Year (scheduled to take place in May, 2011) and some or all of Seller’s offer may be accepted, and Seller will reasonably consult with Buyer in connection therewith, to the extent permitted by applicable Law.

(b) Seller will at Closing transfer and assign its capacity supply obligations and its rights to payment in satisfaction of contract capacity obligations associated with the Generating Facility in the capacity amounts for each of the respective Delivery Years described in subparagraph (a) of this section (“Contract Capacity”) and Buyer hereby unconditionally accepts and assumes each and all of Seller’s obligations to supply the Contract Capacity for each and all such Delivery Years in accordance with the ATSI FRR Program and Capacity Purchase and Sale Agreement, and the PJM RPM Auction requirements, as applicable. Buyer will satisfy its obligations by following the processes and procedures described Attachment DD of PJM’s Tariff, and in Article 2 of the ATSI Utilities FRR Program Capacity Purchase and Sale Agreement, and in PJM’s manuals and processes that implement such capacity programs. All such transfer of the Contract Capacity obligations will be documented and implemented in the manner specified by PJM or the purchasers under the ATSI Utilities FRR Program Capacity Purchase and Sale Agreement (the “ATSI Utilities”) (as the case may be), and Seller and Buyer will exchange such additional information, documentation, contracts, assignment and assumption agreements, or other instruments as may be required by PJM or the ATSI Utilities (as the case may be) such that Buyer will be able to perform its Contract Capacity obligations under this Agreement.
(c) Seller shall provide such additional information, documentation, contracts, assignment and assumption agreements, or other instruments as may be required or requested by PJM or the ATSI Utilities (as the case may be) in order to permit Buyer to receive all payments and rights to payment for the Contract Capacity and Buyer will perform all actions reasonably required or requested by PJM or the ATSI Utilities in order to make payment directly to Buyer in association with Buyer’s rights to such payment as described herein.

Section 7.11 Technical Arbitration. Notwithstanding anything else in this Agreement, the following provisions shall apply with respect to the definition of “Mechanically Complete” and the concomitant satisfaction of the corresponding conditions to Closing set forth in Section 9.02(d)(ii):
(a) At any time prior to the Closing, Seller may notify Buyer in writing that in Seller’s view the condition set forth in clause (vi) of the definition of “Mechanically Complete” has been satisfied (a “Seller Notification”).
(b) Buyer shall have seven (7) Business Days to respond to the Seller Notification (“Buyer’s Response”), and, unless the Buyer’s Response states that Buyer objects to the Seller Notification (and sets forth reasonably specific reasons for such objection), clause (vi) of the definition of “Mechanically Complete” and the corresponding condition to Closing set forth in Section 9.02(d)(ii) shall be deemed to be satisfied and met (but, for the avoidance of doubt, such Buyer’s Response shall have no effect on any other covenants or agreements of Seller pursuant to this Agreement).
(c) If Buyer’s Response states that Buyer objects to the Seller Notification (and sets forth reasonably specific reasons for such objection), the matters addressed in the Buyer’s Response shall be immediately referred to binding arbitration by an independent engineer or engineering firm of favorable reputation that has not worked for either Party or their Affiliates for a period of one (1) year prior to such dispute and which is reasonably acceptable to Buyer and Seller (the “Technical Arbitrator”). If the Parties cannot decide on a Technical Arbitrator within five (5) Business Days of the delivery of a Buyer’s Response, the matter shall be referred to the New York office of the American Arbitration Association, who shall be instructed to select a Technical Arbitrator within five (5) Business Days of such instruction. The Technical Arbitrator shall be instructed by Buyer and Seller to render a final decision as to whether the reasons set forth in the Buyer’s Response are correct within twenty (20) days of its instruction, which final decision shall be final, absolute, and non-appealable by Buyer and Seller.
(d) The fees and expenses of the Technical Arbitrator shall be paid by the non-prevailing Party. If the Buyer is the non-prevailing Party, clause (B) of Section 2.06(a) shall apply at the Closing regardless of whether Buyer has provided Seller with the notice contemplated by Section 11.01(b).
(e) From and after the delivery of a Seller Notification pursuant to clause (a) above until the rendering of the final decision set forth in clause (c) above, the then-applicable termination date provided for in Section 11.01(b) shall be tolled (provided that time periods applicable to the second sentence of Section 7.11(d) shall not be tolled). Section 7.11 of the Seller Disclosure Schedule sets forth an example of such tolling.

ARTICLE 8
Tax Matters
Section 8.01 Tax Definitions. The following terms, as used herein, have the following meanings:
(a) “Pre-Closing Tax Period” means (i) any tax period ending on or including the Closing Date and (ii) with respect to a tax period that commences before but ends after the Closing Date, the portion of such period up to and including the Closing Date.
(b) “Tax” means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, without limitation, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Body (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign).
Section 8.02 Tax Cooperation; Allocation of Taxes.
(a) Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets (including, without limitation, access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Buyer and Seller shall retain all books and records with respect to Taxes pertaining to the Purchased Assets for a period of at least six (6) years following the Closing Date. At the end of such period, Buyer and Seller shall provide the other with at least ten (10) days prior written notice before destroying any such books and records, during which period the other party can elect to take possession, at its own expense, of such books and records. Seller and Buyer shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Purchased Assets. Notwithstanding anything herein to the contrary, the Parties agree, to the extent consistent with applicable Law, to treat all machinery and equipment included in the Purchased Assets as personal property for purposes of any Tax filings or elections.

(b) All real property taxes, personal property taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between Seller and Buyer based on the number of days of such taxable period for each Taxing Authority included in the Pre-Closing Tax Period and the number of days of such taxable period after the Closing Date (with respect to any such taxable period, the “Post-Closing Tax Period”) (i.e., in accordance with the fiscal year method of tax proration). Seller shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such taxes that is attributable to the Post-Closing Tax Period.
(c) All excise, sales, use, value added, VAT, stamp duty, registration stamp, recording, documentary, conveyancing, franchise, property, transfer and similar Taxes, levies, charges and fees (collectively, “Transfer Taxes”) incurred in connection with the Transactions contemplated by this Agreement shall be borne one-half by Seller and one-half by Buyer. Buyer and Seller shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation. Seller shall be solely responsible for all income, franchise, gross income, gross receipts, business occupation, Single Business, Commercial Activity and similar Taxes it incurs in connection with the Transactions.
(d) Apportioned Obligations and Transfer Taxes shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by applicable Law. The paying party shall be entitled to reimbursement from the non-paying party to the extent provided in Section 8.02(b) or (c), as the case may be. Upon payment of any such Apportioned Obligation or Transfer Tax, the paying party shall present a statement to the non-paying party setting forth the amount of reimbursement to which the paying party is entitled under Section 8.02(b) or (c), as the case may be, together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The non-paying party shall make such reimbursement promptly but in no event later than thirty (30) days after the presentation of such statement. Any payment not made within such time shall bear interest at the annual rate of LIBOR + 6% for each day until paid.

ARTICLE 9
Conditions to Closing
Section 9.01 Conditions to Obligations of Buyer and Seller. The obligations of each of Buyer and Seller to consummate the Closing are subject to the satisfaction, on or before the Closing, of each of the following conditions unless waived in writing by each of the Parties:
(a) There must not be issued and in effect any Order restraining or prohibiting the Transactions.
(b) (i) Early termination shall have been granted or the applicable waiting period shall have expired under the HSR Act, if applicable, and (ii) the consents, approvals, orders, authorizations or actions of or by any Governmental Body set forth on Section 9.01(b) of the Seller Disclosure Schedule shall have been obtained.
(c) Seller and Buyer must have received the consents set forth on 9.01(c) of the Seller Disclosure Schedule.
Section 9.02 Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction, on or before the Closing, of each of the following further conditions unless waived in writing by Buyer:
(a) Seller shall have performed in all material respects the covenants and agreements contained in this Agreement that are required to be performed by it on or prior to the Closing Date.
(b) The representations and warranties of Seller set forth in this Agreement shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date or time), except in each of cases (i) and (ii) for such failures of representations and warranties to be true and correct (without giving effect to any materiality qualification or standard contained in any such representations and warranties) which would not have a Seller Material Adverse Effect.

(c) Since the Execution Date there shall not have occurred and be continuing a Seller Material Adverse Effect.
(d) The Generating Facility shall:
(i) be Mechanically Complete;
(ii) be reasonably expected to be, prior to January 1, 2012, capable of sustained production of (a) 675 MW (@ 90°F dry bulb and 71.8°F wet bulb) at a net plant heat rate, on a Higher Heating Valve (“HHV”) basis of 7,169 BTU/kWh or lower (including 163 MW (net) of duct firing) and (b) 703 MW (@ 90°F dry bulb and 71.8°F wet bulb) at a net plant heat rate, on a HHV basis of 7,347 BTU/kWh or lower (including CT steam power augmentation and duct firing), with a transmission export capacity of at least 685 MW;
(iii) have, or shall be reasonably expected to have, all Permits reasonably necessary to achieve commercial operation prior to January 1, 2012 (except any Permits which are customarily or expected to be granted on, near or after commencement of commercial operations); and
(iv) be reasonably expected to comply with applicable NERC regulations and requirements.
(e) Buyer shall have obtained from its members binding power purchase agreements committing, pursuant to the terms thereof, the counterparties to purchase, in the aggregate, not less than ninety percent (90%) of the Generating Facility’s expected summer unfired capacity of approximately 512 MW (the “Subscription Milestone”).

Section 9.03 Conditions to Obligation of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction, on or before the Closing, of each of the following further conditions unless waived in writing by Seller:
(a) Buyer shall have performed in all material respects the covenants and agreements contained in this Agreement that are required to be performed by it on or prior to the Closing Date.
(b) The representations and warranties of Buyer set forth in this Agreement shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date or time), except in each of cases (i) and (ii) for such failures of representations and warranties to be true and correct (without giving effect to any materiality qualification or standard contained in any such representations and warranties) which would not have a Buyer Material Adverse Effect.
(c) Since the Execution Date there shall not have occurred and be continuing a Buyer Material Adverse Effect.
(d) If, in Seller’s reasonable judgment, the Closing and consummation of the Transaction would be reasonably likely to cause Seller or any of its Affiliates to be in breach (or to be in imminent danger of such breach) of any covenant or other agreement restricting the sale, lease, transfer or other disposition of assets under any currently outstanding agreement for indebtedness binding upon Seller or any of its Affiliates, including any letter of credit reimbursement, revolving credit or term loan agreement, Seller or any of its Affiliates shall have obtained any required or prudent prior written consent or written waiver of the required lenders under such agreement and such consent or waiver shall be in full force and effective to cure or otherwise avoid such actual or prospective breach; provided that neither Seller or any of its Affiliates shall be required to pay any charges, premiums, penalties or fees for any such consent or waiver.
(e) The Real Property, the Generating Facility and any other Purchased Assets, to the extent the same or any portion thereof shall be subject to any Lien of, under or pursuant to (i) the Mortgage Indenture or (ii) any other mortgage indenture, supplemental indenture or other instrument binding on Seller or any of its Affiliates, shall be fully released from any such Lien in accordance with the applicable provisions of, as applicable, Article 8 of the Mortgage Indenture or the similar provisions of any such other mortgage indenture, supplemental indenture or other instrument; provided that neither Seller or any of its Affiliates shall be required to pay any charges, premiums, penalties or fees for any such release.

ARTICLE 10
Survival; Indemnification
Section 10.01 Survival. The representations and warranties of the Parties contained in this Agreement shall survive the Closing Date for a period of twenty four (24) months following the date thereof. All covenants and agreements contained in this Agreement that contemplate or provide for any rights, obligations or actions of any Party after the Closing shall survive the Closing until they are fully performed or terminated in accordance with their terms. Any and all Claims for Damages arising out of, relating to or in connection with the Excluded Liabilities or Assumed Liabilities pursuant to Section 10.02 shall survive the Closing indefinitely. No Claim or cause of action for indemnification under ARTICLE 10 arising out of the inaccuracy or breach of any representation or warranty of Seller or Buyer may be made following the termination of the survival period; it being understood that in the event notice of any Claim for indemnification under Section 10.02 shall have been given within the applicable survival period, the representations and warranties that are subject of such indemnification claim shall survive until such time as such Claim is fully resolved.
Section 10.02 Indemnification.
(a) From and after the Closing, subject to the limitations set forth in this Agreement, Seller shall indemnify Buyer and its Affiliates against and agrees to hold each of them harmless from any and all Damages incurred or suffered by Buyer or any of its Affiliates arising out of:
(i) the breach or inaccuracy of any representation or warranty made by Seller in this Agreement;
(ii) the breach or violation of, or default under, any covenant, agreement or undertaking of Seller contained in this Agreement; and

(iii) any Excluded Liability and any and all Claims and expenses arising from the failure of Seller or its Affiliates to pay, perform or discharge, when due, any of the Excluded Liabilities; and
(iv) any event arising from the operation and ownership of, or conditions occurring with respect to, the ownership and operation (including development and construction) of the Generating Facility or any of the Purchased Assets by Seller or its Affiliates prior to the Closing Date (but if arising only in part, then only to the extent of such part);
provided that, with respect to indemnification by Seller for any breach or inaccuracy of any representation or warranty pursuant to Section 10.02(a)(i), (A) Seller shall not be liable unless the aggregate amount of Damages with respect to such misrepresentations or breaches exceeds $1,500,000.00 in which event Seller shall be liable for the full amount of Damages, and (B) Seller’s maximum liability for Damages with respect to such misrepresentations or breaches shall not exceed the 15% of the Purchase Price in the aggregate and (C) any individual Indemnification Claim and/or series of related Indemnification Claims arising from the same event or occurrence or series thereof resulting in Damages of less than $10,000.00 will be disregarded for all purposes and not be indemnified by Seller.
(b) From and after the Closing, subject to the limitations set forth in this Agreement, Buyer shall indemnify Seller and its Affiliates against and agrees to hold each of them harmless from any and all Damages incurred or suffered by Seller or any of its Affiliates arising out of:
(i) the breach or inaccuracy of any representation or warranty made by Buyer in this Agreement;
(ii) the breach or violation of, or default under, any covenant, agreement or undertaking of Buyer contained in this Agreement;
(iii) any Assumed Liability and any and all claims and expenses arising from the failure of Buyer or its Affiliates to pay, perform or discharge, when due, any of the Assumed Liabilities; and

(iv) any event arising from the operation and ownership of, or conditions occurring with respect to the ownership and operation (including development and construction) of the Generating Facility or any of the Purchased Assets from and after 12:01 a.m. on the Closing Date (but if arising only in part, then only to the extent of such part).
provided that, with respect to indemnification by Buyer for any breach or inaccuracy of any representation or warranty pursuant to Section 10.02(b)(i), (A) Buyer shall not be liable unless the aggregate amount of Damages with respect to such misrepresentations or breaches exceeds $1,500,000.00 in which event Buyer shall be liable for the full amount of Damages, (B) Buyer’s maximum liability for Damages with respect to such misrepresentations or breaches shall not exceed 15% of the Purchase Price in the aggregate and (C) any individual Indemnification Claim and/or series of related Indemnification Claims arising from the same event or occurrence or series thereof resulting in Damages of less than $10,000.00 will be disregarded for all purposes and not be indemnified by Buyer.
Section 10.03 Procedures.
(a) A party making a Claim for indemnification under Section 10.02 shall be, for the purposes of this Agreement referred to as an “Indemnified Party” and a party against whom such claims are asserted under Section 10.02 shall be, for the purposes of this Agreement, referred to as an “Indemnifying Party”. All claims by any Indemnified Party under Section 10.02 shall be asserted and resolved as follows:
(b) In the event that (i) any action, application, suit, demand, claim or legal, administrative, arbitration or other alternative dispute resolution proceeding, hearing or investigation (each a “Proceeding”) is asserted or instituted by any Person other than the Parties or their Affiliates which could give rise to Damages for which an Indemnifying Party could be liable to an Indemnified Party under this Agreement (such Proceeding, a “Third Party Claim”) or (ii) any Indemnified Party under this Agreement shall have a claim to be indemnified by any Indemnifying Party under this Agreement which does not involve a Third Party Claim (such claim, a “Direct Claim” and, together with Third Party Claims, “Indemnification Claims”), the Indemnified Party shall, promptly after it becomes aware of a Third Party Claim (and in any event, within ten (10) Business Days), or facts supporting a Direct Claim, send to the Indemnifying Party a written notice specifying the nature of such Proceeding, and the amount or estimated amount thereof and the section of this Agreement such Third Party Claim or Direct Claim is being made under (a “Claim Notice”), together with copies of all notices and documents (including court papers) served on or received by the Indemnified Party in the case of a Third Party Claim, provided that a delay in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under Section 10.02 except to the extent that the Indemnifying Party shall have been prejudiced by such failure to give such notice, in which case the Indemnifying Party shall be relieved of its obligations under Section 10.02 to the extent of such prejudice.

(c) In the event of a Third Party Claim the Indemnifying Party shall have the right to defend the Indemnified Party against such Third Party Claim and be entitled to appoint counsel of the Indemnifying Party’s choice at the expense of the Indemnifying Party to represent the Indemnified Party in connection with such Proceeding (in which case the Indemnifying Party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by any Indemnified Party or any other costs or expenses with respect to the defense of a Third Party Claim except as set forth below); provided that, notwithstanding such failure to engage counsel within reasonable time, the Indemnifying Party shall have the right to assume the defense of such Third Party Claim by appointment of counsel and shall thereafter cease to be responsible for the fees and expenses of separate counsel appointed by the Indemnified Party. Nothing in this Section 10.03 shall require the Indemnifying Party to be responsible for the fees and expenses of more than one counsel at any time in connection with the defense against a Third Party Claim. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in defending and contesting any Proceeding which the Indemnifying Party defends in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person. No Third Party Claim may be settled or compromised, or the entry of any judgment related thereto consented to (i) by the Indemnified Party without the prior written consent of the Indemnifying Party in its sole discretion or (ii) by the Indemnifying Party without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), unless, in the case of this clause (ii), the sole relief provided is monetary damages that are paid in full by the Indemnifying Party (if such claim by the Indemnified Party for indemnification is successful). Notwithstanding the foregoing, the Indemnified Party shall have the right to settle, compromise or consent to the entry of any judgment with respect to any Third Party Claim without such consent, provided that in such event the Indemnified Party shall waive any right to indemnification under this Section 10.03 with respect to such Third Party Claim.

(d) In the event of Direct Claim, the Indemnifying Party shall notify the Indemnified Party within thirty (30) days of receipt of a Claim Notice whether or not the Indemnifying Party disputes such Indemnification Claim. From and after the delivery of a Claim Notice under this Agreement, at the reasonable request of the Indemnifying Party, each Indemnified Party shall grant the Indemnifying Party and its representatives reasonable access to the books, records, employees, representatives and properties of such Indemnified Party, and in the case of a claim relating to environmental matters, copies of sampling data, environmental reports, proposals and any other correspondence in the possession of the Indemnified Party to the extent reasonably related to the matters to which the Claim Notice relates. All such access shall be granted during normal business hours and shall be granted under conditions which will not unreasonably interfere with the business and operations of such Indemnified Party. The Indemnifying Party will not, and shall use its reasonable best efforts to cause its representatives not to, use (except in connection with such Claim Notice) or disclose to any third person other than the Indemnifying Party’s representatives (except as may be required by applicable Law) any information obtained pursuant to this Section 10.03(d) which is designated as confidential by the Indemnified Party.
Section 10.04 Calculation of Damages.
(a) The amount of any Damages payable under this ARTICLE 10 by the Indemnifying Party shall be (i) net of any amounts recovered by the Indemnified Party under applicable insurance policies (which the Indemnified Party shall use commercially reasonable efforts to obtain) and (ii) net of any Tax benefit realized by the Indemnified Party arising from the incurrence or payment of any such Damages and the receipt of indemnification payments from or on behalf of the Indemnifying Party. In computing the amount of any such Tax benefit or cost, the Indemnified Party shall be deemed to fully utilize, at the highest marginal tax rate then in effect and applicable to such Party with respect to such payment, all Tax items arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Damages.

(b) The Indemnifying Party shall not be liable under Section 10.02 (and no Party shall be liable under Section 11.02 or otherwise under this Agreement) for any (i) special, incidental, indirect, consequential, punitive or exemplary Damages or (ii) Damages for lost profits. For purposes of clarity, the payment of Damages to a Person making a Third Party Claim in satisfaction of such Third Party Claim shall not be deemed consequential Damages.
(c) The Indemnifying Party shall promptly, and in any event within thirty (30) days, pay or reimburse to the Indemnified Party the amount of all Indemnification Claims after the Indemnifying Party’s liability therefor is established (a) by agreement in writing between Indemnifying Party and Indemnified Party or (b) by a final, non-appealable judgment of a court of competent jurisdiction (any amount so determined is referred to herein as an “Established Loss”).
(d) All amounts paid by Seller to Buyer pursuant to this ARTICLE 10 shall, to the extent permitted by applicable Law, be treated as adjustments to the Purchase Price for all Tax purposes.
Section 10.05 Assignment of Claims. If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Damages pursuant to ARTICLE 10 and the Indemnified Party could have recovered all or a part of such Damages from a third party (a “Potential Contributor”) based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to seek to recover from the Potential Contributor the amount of such payment.
Section 10.06 Exclusive Remedy; Mitigation. Except as specifically set forth in this Agreement, each Party waives any rights and claims it may have against the other Party, whether in Law or in equity, relating to the Purchased Assets or the Transactions after the Closing. Such rights and claims waived by each Party include, claims for contribution or other rights of recovery arising out of or relating to claims for breach of contract, breach of representation or warranty, negligent misrepresentation and all other claims for breach of duty. After the Closing, ARTICLE 10 will provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement or other claim arising out of this Agreement or the Transactions contemplated hereby. Notwithstanding the foregoing, Buyer and Seller agree that each Party shall retain all remedies at Law or in equity with respect to actual fraud or willful or intentional breaches of a representation, warranty, covenant or agreement contained in this Agreement. Each of Buyer and Seller has an obligation to use reasonable best efforts to mitigate Damages for which they are or may be entitled to indemnification pursuant to this ARTICLE 10.

ARTICLE 11
Termination
Section 11.01 Grounds for Termination. This Agreement may be terminated at any time prior to the Closing;
(a) by mutual written agreement of Seller and Buyer;
(b) by either Buyer or Seller if (i) the Closing has not occurred on or before July 1, 2011 (A) provided that if Buyer notifies Seller (or Seller notifies Buyer) on or before June 15, 2011, then July 1, 2011 shall be changed to July 15, 2011 and (B) provided that if Buyer notifies Seller before July 1 or July 15, as applicable, then July 1, 2011 or July 15, 2011, as then applicable, shall be changed to on or before September 30, 2011, and (ii) the terminating Party shall not have breached in any material respect any of its obligations under this Agreement in any manner that shall have proximately caused the failure of the Closing to occur on or before such date (provided that this clause (b) may be modified by Section 7.11);
(c) by either Buyer or Seller if (i) a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the Transactions and the Party seeking to terminate this Agreement pursuant to this Section 11.01(c)(i) shall have used reasonable best efforts to prevent the passage or implementation of such statute, rule, regulation or executive order or (ii) an Order shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions, and such Order shall have become final and non-appealable and the Party seeking to terminate this Agreement pursuant to this Section 11.01(c)(ii) shall have used reasonable best efforts to remove such Order;

(d) by Buyer, so long as Buyer is not then in material breach of any of its representations, warranties, covenants or agreements hereunder, by written notice to Seller, if there shall have been a material breach of any representation or warranty of Seller, or a material breach of any covenant or agreement of Seller hereunder, which breach would be reasonably expected to have, individually or in the aggregate, a Seller Material Adverse Effect, and such breach shall not have been remedied within thirty (30) days after receipt by Seller of notice in writing (a “Breach Notice”) from Buyer, specifying the nature of such breach and requesting that it be remedied or Buyer shall not have received adequate assurance of a cure of such breach within such thirty (30) day period (or which breach cannot by its nature be so cured);
(e) by Seller, so long as Seller is not then in material breach of any of its representations and warranties, covenants or agreements hereunder, by written notice to Buyer, if there shall have been a material breach of any representation or warranty of Buyer, or a material breach of any covenant or agreement of Seller hereunder, which breach would be reasonably expected to have, individually or in the aggregate, a Buyer Material Adverse Effect, and such breach shall not have been remedied within thirty (30) days after receipt by Buyer of Breach Notice, specifying the nature of such breach and requesting that it be remedied or Seller shall not have received adequate assurance of a cure of such breach within such thirty (30) day period (or which breach cannot by its nature be so cured);
(f) (i) by Buyer, if the satisfaction of any of the conditions set forth in Sections 9.01 or 9.02 (other than Section 9.02(e)) is or becomes impossible (other than through the failure by Buyer to comply with its obligations under this Agreement) or (ii) by Seller, if the satisfaction of any of the conditions set forth in Sections 9.01 or 9.03 is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement); or
(g) by Seller if the Site Visit Milestone or the Subscription Period Milestone shall not have been met, and in each case Seller has reasonable basis to believe that the Closing will not occur by July 1, 2011 (as may be extended pursuant to Section 11.01(b)).
Notwithstanding anything else set forth in this Agreement, including the foregoing, if Buyer makes the notification to Seller set forth in clause (B) of Section 11.01(b) above, the conditions to Buyer’s obligations to effect the Closing set forth in Section 9.02(b), (c), and (d) shall be deemed permanently satisfied and irrevocably waived, and Buyer shall not have any right to terminate this Agreement or fail to effect the Closing based on such conditions not being satisfied or pursuant to Section 11.01(d) or (f), and Buyer and its Affiliates shall have no right to receive indemnification pursuant to this Agreement the breach or inaccuracy of any representation or warranty made by Seller in this Agreement that occurs from July 15 to the Closing Date.

The Party desiring to terminate this Agreement pursuant to Section 11.01(d) or (e) shall give five (5) Business Days written notice of such termination to the other Party.
Section 11.02 Effect of Termination.
(a) Except as provided in clauses (b), (c) or (d) below, if this Agreement is terminated as permitted by Section 11.01, such termination shall be without liability of either Party (or any stockholder, Affiliate, director, officer, employee, agent, consultant or representative of such Party) to the other Party to this Agreement; provided that if such termination shall result from the (i) willful failure of either Party to fulfill a condition to the performance of the obligations of the other Party, or (ii) willful failure to perform a material covenant of this Agreement or failure of a Party to effect the Closing as set forth in this Agreement, such Party shall be fully liable for any and all Damages incurred or suffered by the other Party as a result of such failure or breach.
(b) If this Agreement is terminated (i) pursuant to Section 11.01(b) and all conditions to the obligations of Buyer to effect the Closing set forth in ARTICLE 9 have been satisfied or waived with the exception of the condition in Section 9.02(e) and any conditions that are by their nature to be satisfied at Closing, (ii) pursuant to Section 11.01(e), (iii) pursuant to Section 11.01(f)(i) because the satisfaction of the condition in Section 9.02(e) is or becomes impossible, (iv) pursuant to Section 11.01 (f)(ii) (other than because the satisfaction of the conditions set forth in Section 9.01 or 9.03(d) and (e) becomes impossible) or (v) pursuant to Section 11.01(g), then in each case the Break-Up Fee will be forfeited in favor of Seller and Buyer shall immediately pay an additional $125,000.00 per day from July 15, 2011 to such date of termination (if such date occurs after July 15, 2011), all as liquidated damages in full compensation regarding any and all of Seller’s claimed Damages in connection with such termination.

(c) If this Agreement is terminated by (i) Buyer pursuant to Section 11.01(d), (ii) Buyer pursuant to Section 11.01(f)(i) because the satisfaction of the conditions in Section 9.02(a), (b), (c) or (d) is or becomes impossible or (iii) Seller pursuant to Section 11.01(f)(ii) because the satisfaction of either of the conditions in Section 9.03(d) or (e) is or becomes impossible, then in each case the Break-Up Fee will be repaid by Seller to Buyer and $375,000.00 will be promptly paid by Seller to Buyer in full compensation regarding any and all of Buyer’s fees and expenses or claimed Damages in connection with such termination.
(d) If this Agreement is terminated other than in the circumstances set forth in clauses (b) and (c) above, the Break-Up Fee will be promptly repaid by Seller to Buyer following such termination.
ARTICLE 12
Miscellaneous
Section 12.01 Notices. Any notice or other communication from any Party to the other Party shall be made in writing in the English language and shall be (a) delivered by hand or sent by a nationally or internationally recognized courier to the address of the Party set forth below, (b) sent by facsimile to the facsimile number of the Party set forth below and shall be marked for the attention of the person therein referred to or (c) sent by electronic mail (“e-mail”) transmission to the e-mail address set forth below, which e-mail transmission shall request receipt of such e-mail transmission. All notices and communications shall be deemed received upon: (a) actual receipt thereof by the addressee or actual delivery thereof to the appropriate address (b) in the case of a facsimile transmission, upon transmission thereof by the sender and the issuance by the transmitting machine of a confirmation slip confirming that the number of pages constituting the notice have been transmitted without error; or (c) in the case of an e-mail transmission, the sender receiving receipt of such e-mail transmission:
if to Buyer, to:
American Municipal Power, Inc.
1111 Schrock Road, Suite 100
Columbus, OH 43229
Attention: Marc S. Gerken
Tel: 614-540-1111
Fax: 614-540-1113
e-mail: mgerken@amppartners.org
with a copy to (such copy not to constitute notice):

Chester Willcox & Saxbe, LLP
65 East State St., Suite 1000
Columbus, OH 43215
Attention: John W. Bentine
Tel: 614-221-4000
Fax: 614-221-4012
e-mail: jbentine@cwslaw.com
if to Seller, to:
FirstEnergy Services Company
76 South Main Street
Akron, OH 44308
Attention: Gary D. Benz
Tel: (330) 384-5802
Fax: (330) 315-9227
e-mail: benzg@firstenergycorp.com
and
Attention: Leila Vespoli
Tel: (330) 384-5800
Fax: (330) 384-3875
e-mail: vespolil@firstenergycorp.com
with a copy to (such copy not to constitute notice):
Akin Gump Strauss Hauer & Feld LLP
1333 New Hampshire Avenue, N.W.
Washington, DC 20036-1564
Attention: Daniel I. Fisher
Tel: (202) 887-4121
Fax: (202) 955-7792
e-mail: dfisher@akingump.com

Section 12.02 Amendments and Waivers.
(a) Any provision of this Agreement or of any other Transaction Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement or such other Transaction Agreement, as the case may be, or in the case of a waiver, by the Party against whom the waiver is to be effective.
(b) No failure or delay by any Party in exercising any right, power or privilege hereunder or under any of the other Transaction Agreements shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided or provided in any of the other Transaction Agreements shall be cumulative and not exclusive of any rights or remedies provided by Law.
Section 12.03 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with negotiating, preparing and executing the Transaction Agreements shall be paid by the Party incurring such cost or expense. Notwithstanding the previous sentence, the Parties shall split equally any filing expenses incurred pursuant to any filings under the HSR Act.
Section 12.04 Successors and Assigns. The provisions of the Transaction Agreements shall be binding upon and inure to the benefit of the Parties hereto and thereto and their respective successors and assigns; provided that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement or under any of the other Transaction Agreements without the consent of each other Party hereto and thereto (other than (i) any assignment by a Party to one of its Affiliates or (ii) an assignment by Buyer to a joint action agency similar to Buyer; provided that such assignment shall not relieve Buyer of its liabilities or obligations hereunder or thereunder.
Section 12.05 Governing Law; Attorneys’ Fees. THIS AGREEMENT SHALL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OHIO. The prevailing party in any action or proceeding relating to this Agreement or any Transaction Agreement shall be entitled to recover reasonable attorneys’ fees and other costs from the non-prevailing party, in addition to any other relief to which such prevailing party may be entitled.

Section 12.06 Jurisdiction. Except as otherwise expressly provided in this Agreement (including Section 7.11) or any of the other Transaction Agreements, the Parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement, the other Transaction Agreements or the Transactions shall be brought in a state or federal court located in the State of Ohio and that any cause of action arising out of this Agreement or any of the other Transaction Agreements shall be deemed to have arisen from a transaction of business in the State of Ohio, and each of the Parties hereby irrevocably consents to the nonexclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court.
Section 12.07 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
Section 12.08 Counterparts; Third Party Beneficiaries. This Agreement and the other Transaction Agreements may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures hereto and thereto were upon the same instrument. This Agreement and the other Transaction Agreements shall become effective when each Party hereto or thereto shall have received a counterpart hereof or thereof signed by the other Party hereto or thereto. Except as explicitly provided herein or therein, no provision of this Agreement or of any of the other Transaction Agreements is intended to confer upon any Person other than the Parties hereto or thereto any rights or remedies hereunder or thereunder.

Section 12.09 Entire Agreement. This Agreement and the other Transaction Agreements constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of this Agreement (including the Memorandum of Understanding dated as of February 3, 2011 by and between Seller and Buyer), except for the Confidentiality Agreement, which remains in full force and effect in accordance with its terms and which applies to this Agreement, the Transaction Agreements and the Transactions.
Section 12.10 Captions. The captions herein and in the other Transaction Agreements are included for convenience of reference only and shall be ignored in the construction or interpretation hereof or thereof.
Section 12.11 Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any Party or to any circumstance, is adjudged by a Governmental Body or arbitrator not to be enforceable in accordance with its terms, the Parties agree that such Governmental Body or arbitrator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.
Section 12.12 Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each Party agrees that the other Party will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and its terms and provisions in any action instituted in any court of the United States or any state thereof having jurisdiction over the Party and the matter, subject to Section 12.05, Section 12.06 and Section 12.07, in addition to any other remedy to which it may be entitled, at Law or in equity.
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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FIRSTENERGY GENERATION CORP.
By:	/s/ Mark T. Clark
Mark T. Clark
Executive Vice President and Chief Financial Officer

AMERICAN MUNICIPAL POWER, INC.
By:	/s/ Marc S. Gerken, P.E.
Marc S. Gerken, P.E.
President/CEO

Approved as to Form and Attest:
By:	/s/ John W. Bentine
John W. Bentine
General Counsel

EXHIBIT A
ASSIGNMENT AND ASSUMPTION AGREEMENT
This Assignment and Assumption Agreement, dated as of [•], 2011 (this “Agreement”), is by and between FirstEnergy Generation Corp., an Ohio corporation (the “Assignor”) and American Municipal Power, Inc., an Ohio nonprofit corporation (“Assignee” and, together with Assignor, the “Parties”).
RECITALS
A. Assignor and Assignee are parties to that certain Asset Purchase Agreement dated as of March 11, 2011 (the “Asset Purchase Agreement”), pursuant to which Assignee has agreed to purchase the Purchased Assets and assume the Assumed Liabilities.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual promises herein made and the mutual benefits to be derived therefrom, and in consideration of the representations, warranties and covenants contained herein, the parties agree as follows:
1. Definitions. Undefined capitalized terms herein are defined in the Asset Purchase Agreement.
2. Assignment. Assignor hereby assigns, sells, transfers, and sets over (collectively, the “Assignment”) to Assignee all of the legal, beneficial, and other right, title, benefit, privileges, and interest in and to the Assumed Liabilities in accordance with the terms and conditions of the Asset Purchase Agreement.
3. Assumption. Assignee hereby accepts the Assignment, and assumes and agrees to observe, perform, pay, and otherwise discharge when due such Assumed Liabilities assigned hereunder.
4. Terms of Asset Purchase Agreement. The scope, nature, and extent of the Assumed Liabilities are expressly set forth in the Asset Purchase Agreement. Nothing contained herein will itself change, amend, extend, or alter (nor should it be deemed or construed as changing, amending, extending, or altering) the terms or conditions of the Asset Purchase Agreement in any manner whatsoever. This instrument does not create or establish rights, liabilities or obligations not otherwise created or existing under or pursuant to the Asset Purchase Agreement. In the event of any conflict or inconsistency between the terms of the Asset Purchase Agreement and the terms of this Agreement, the terms of the Asset Purchase Agreement will govern.
5. Governing Law; Attorneys’ Fees. THIS AGREEMENT SHALL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OHIO. The prevailing party in any action or proceeding relating to this Agreement shall be entitled to recover reasonable attorneys’ fees and other costs from the non-prevailing party, in addition to any other relief to which such prevailing party may be entitled.

6. Jurisdiction. Except as otherwise expressly provided in this Agreement, the Parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement, shall be brought in a state or federal court located in the State of Ohio and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Ohio, and each of the Parties hereby irrevocably consents to the nonexclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court.
7. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.
8. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and thereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other Party hereto.
9. Further Assurances. Each party hereby agrees to execute and deliver, or cause to be executed and delivered, such other documents, certificates, agreements and other writings as may be reasonably necessary after the Closing to implement expeditiously the transactions contemplated by this Agreement.
10. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures hereto and thereto were upon the same instrument. This Agreement shall become effective when each Party hereto or thereto shall have received a counterpart hereof or thereof signed by the other Party hereto or thereto.
11. Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any Party or to any circumstance, is adjudged by a Governmental Body or arbitrator not to be enforceable in accordance with its terms, the Parties agree that such Governmental Body or arbitrator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.
12. Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each Party agrees that the other Party will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and its terms and provisions in any action instituted in any court of the United States or any state thereof having jurisdiction over the Party and the matter, subject to paragraphs 5, 6 and 7, in addition to any other remedy to which it may be entitled, at Law or in equity.
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2

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

FIRSTENERGY GENERATION CORP.

By:

Name:

Title:

AMERICAN MUNICIPAL POWER, INC.

By:

Name:

Title:

EXHIBIT B
BILL OF SALE
For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and pursuant to that certain Asset Purchase Agreement (the “Agreement”), dated as of March 11, 2011 (the “Execution Date”) by and between FirstEnergy Generation Corp., an Ohio corporation (the “Seller”) and American Municipal Power, Inc., an Ohio nonprofit corporation (“Buyer” and, together with Seller, the “Parties”), the Seller hereby unconditionally and irrevocably grants, bargains, transfers, sells, assigns, conveys, and delivers to Buyer, its successors and assigns forever, all of the Seller’s right, title, and interest, legal or equitable, in, to and under the Purchased Assets, subject to the terms of the Agreement (the “Transferred Items”).
TO HAVE AND TO HOLD the Transferred Items unto Buyer and its successors and assigns forever.
Undefined capitalized terms herein are defined in the Agreement.
Subject to the terms and conditions of the Agreement, the Seller hereby sells, conveys, transfers, assigns and delivers to Buyer all of Seller’s right, title and interest in, to and under the Transferred Items.
THE TRANSFERRED ITEMS ARE BEING SOLD AND CONVEYED BY SELLER TO (AND ACCEPTED BY) BUYER IN THEIR THEN-EXISTING CONDITION, AS IS, WHERE IS, WITH ALL FAULTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND WITHOUT ANY WRITTEN OR VERBAL REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED OR ARISING BY OPERATION OF LAW, INCLUDING ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, SUITABILITY FOR HABITATION, NON-INFRINGEMENT OR CONFORMITY TO MODELS OR SAMPLES OR MATERIALS, IN EACH CASE OTHER THAN AS EXPRESSLY SET FORTH IN THE AGREEMENT.
The scope, nature and extent of the Transferred Items are expressly set forth in the Agreement. Nothing herein contained will itself change, amend, extend, or alter (nor should it be deemed or construed as changing, amending, extending, or altering) the terms or conditions of the Agreement in any manner whatsoever. This instrument does not create or establish rights, liabilities, or obligations not otherwise created or existing under or pursuant to the Agreement. Seller acknowledges and agrees that the representations, warranties, covenants, agreements, and indemnities contained in the Agreement will not be superseded hereby but will remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Agreement and the terms of this instrument, the terms of the Agreement will govern.
Nothing in this instrument, express or implied, is intended or shall be construed to confer upon or give to, any person, firm or corporation other than Buyer and its successors and assigns any remedy or claim under or by reason of this instrument or any term, covenant or condition hereof, and all of the terms, covenants, conditions, promises, and agreements in this instrument shall be for the sole and exclusive benefit of Buyer and its successors and assigns.
[Signature Page Follows]

IN WITNESS WHEREOF, this Bill of Sale is being executed and delivered by Seller on [•], 2011.

FIRSTENERGY GENERATION CORP.

By:

Name:

Title:

EXHIBIT C
LIMITED WARRANTY DEED
STATUTORY FORM: See O.R.C. Sections 5302.07 and 5302.08
KNOW ALL MEN BY THESE PRESENTS, that FIRSTENERGY GENERATION CORP., an Ohio corporation, whose address is 76 South Main Street, Akron, Ohio 44308, for valuable consideration paid, grants, with limited warranty covenants, to AMERICAN MUNICIPAL POWER, INC., whose address is 1111 Schrock Road, Suite 100, Columbus, Ohio 43229, the following described real property:
[See description on Exhibit A attached hereto]
Prior instrument reference: OR Book 71, page 88 and OR Book 61, page 1735
Tax Parcel Numbers 13-20-00-0005-02, 13-19-00-0009-01, 34-60-00-0421-00, 34-60-00-0422-00. PIN No. (abatement/pilot parcel) 34-60-94-0422-00
The foregoing real property is conveyed subject to the matters set forth on Exhibit B attached hereto.
Executed this  _____  day of ____, 2011.

FIRST ENERGY GENERATION CORP., an Ohio corporation

By:

Name:

Title:

STATE OF	§
§
COUNTY OF	§
BEFORE ME, the undersigned authority, on this day personally appeared  _____ , _____ of FIRSTENERGY GENERATION CORP., an Ohio corporation, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed, in the capacity therein stated, and as the act and deed of said corporation.
GIVEN UNDER MY HAND AND SEAL OF OFFICE, this the  _____ day of  _____, 2011.

Notary Public in and for the State of

My Commission Expires:

Notary’s Printed Name

After recording this documents should be returned to:

2

Exhibit A to Limited Warranty Deed
Legal Description of Real Property
Parcel No. 1
Situated in the Township of Sandusky, County of Sandusky, State of Ohio, described as follows:
Being a parcel of land situated in part of the Southwest Quarter (SW 1/4) of Section Twenty (20), Town-Five (5) North, Range-Fifteen (15) East, Sandusky Township, Sandusky County, Ohio described as follows:
1.	Commencing at a found Sandusky County monument box marking the West Quarter (W 1/4) post of Section Twenty (20), said point being on the centerline of County Road One Hundred Thirty-eight (138);
2.	Thence, S 01 degree 22 minutes 48 seconds E Nine Hundred Fifty-nine and Forty-three Hundredths (959.43) feet along the centerline of County Road One Hundred Thirty-eight (138) to a set PK nail marking the POINT OF BEGINNING; .
3.	Thence N 88 degrees 38 minutes 53 seconds E Two Hundred Five (205.00) feet to a set iron rod, passing at Twenty (20.00) feet a set iron rod on the East right-of-way of County Road One Hundred Thirty-eight (138);
4.	Thence S 01 degree 22 minutes 48 seconds E Five Hundred Fifty (550.00) feet to a set iron rod;
5.	Thence S 88 degrees 38 minutes 53 seconds W Two Hundred Five (205.00) feet along the North line of a parcel of land now or formerly owned by Joyce Myers (Vol. 411, Pg. 262) to a set PK nail on the centerline of County Road One Hundred Thirty-eight (138), passing at One Hundred Eighty-five (185.00) feet a set iron rod on the East right-of-way of County Road One Hundred Thirty-eight (138);
6.	Thence N 01 degree 22 minutes 48 seconds W Five Hundred Fifty (550.00) feet along the centerline of County Road One Hundred Thirty-eight (138) to the POINT OF BEGINNING.
Containing in all 2.5884 acres of land, more or less.
The bearings are assumed and for angular measurements only.
This legal description is based upon a survey done for S. Shannon Smith by Kusmer & Associates, Inc., in February, 2000.

Parcel No. 2
TRACT I:
Being part of the East Half (E1/2) of Section Nineteen (19), Township Five (5) North Range Fifteen (15) East, Sandusky Township, Sandusky County, Ohio, and being more particularly described as follows:
Beginning at a Monument Box found marking the East Quarter (1/4) Post of said Section Nineteen (19);
Thence, North 01 degree 38 minutes 33 seconds West, in the East line of said Section Nineteen (19) and in the centerline of Township Road 138, a distance of 92.62 feet to the Southeast corner of lands acquired by Gilbert F. Overmyer through Deed Volume 376, Page 632, referenced by a Railroad Spike found 0.00 feet North and 0.16 feet East;
Thence, South 87 degrees 26 minutes 27 seconds West, in the South line of said Overmyer lands, 360.11 feet to an iron rod set to mark the southwest corner of said Overmyer lands and in the North line of lands acquired by Sandusky County Park District through Deed Volume 399, Page 001;
Thence South 46 degrees 49 minutes 15 seconds East, in the North line of said Sandusky County Park District lands, 505.81 feet to a Parker-Kalon nail found in the East line of said Section Nineteen (19);
Thence, North 01 degree 22 minutes 03 seconds West, in the East line of said Section Nineteen (19), a distance of 269.69 feet to the Place of Beginning containing 1.4987 acres of land, more or less, but subject to all easements and restrictions of record;
Bearings in the above description are based on a meridian assumed for the purpose of indicating angles only.
Grantor herein acquired title thru Deed Volume 294, Page 895, and Volume 422, Page 513 of the Deed Records of Sandusky County, Ohio.
This description was prepared by Roy E. Yeager, Registered Surveyor No. 6262, and was taken from an actual survey performed in May, 2001.
Sandusky County Auditors Permanent Parcel No.: 13-19-00-0009-01.
Prior Deed References: Volume 270, Pg. 745, Volume 283, Page 547, Volume 293, Page 621, Volume 294, Page 327, Volume 294, Page 895 and Volume 422, Page 513.
TRACT II:
A parcel of land being Outlot No. 421 in the City of Fremont, County of Sandusky, Ohio, and being more particularly described as follows;
Commencing at a found iron rod marking the West Quarter corner of Section Twenty (20):
Thence on a measured bearing of South 01 degree 22 minutes 03 seconds East on the West line of the Southwest Quarter (SW 1/4) of Section (20), a distance of 409.98 feet to a point, reference a found PK nail 0.05’ South, said point being the True Point of Beginning of the Parcel herein described;

2

Thence on a measured bearing of South 46 degrees 48 minutes 12 seconds East on the Southwesterly line of a parcel of land recorded in Volume 399, Pages 1 through 3, Sandusky County Deed Records, a measured distance of 1568.54 feet to a found capped iron;
Thence on a measured bearing of South 88 degrees 39 minutes 39 seconds West on the North line of a parcel of land recorded in Volume 412, Pages 681 through 684, Sandusky County Deed Records, a measured distance of 912.52 feet to a found capped iron;
Thence on a measured bearing of North 01 degree 22 minutes 19 seconds West on the East line of a parcel of land recorded in Volume 415, Pages 183 through 186, Sandusky County Deed Records, a measured distance of 550.79 feet to a found capped iron;
Thence on a measured bearing of South 88 degrees 37 minutes 22 seconds West on the North line of a parcel of land recorded in Volume 415, Pages 183 through 186, Sandusky County Deed Records, a measured distance of 204.97 feet to a point on the West line of the Southwest Quarter (SW 1/4) of Section Twenty (20);
Thence on a measured bearing of North 01 degree 22 minutes 03 seconds West on the West line of the Southwest Quarter (SW 1/4) of Section Twenty (20) a distance of 549.45 feet to the True Point of Beginning of the parcel herein described, said parcel containing 11.519 acres of land, more or less, subject to all easements, zoning restrictions of record and legal highways.
The bearings used herein are for the purpose of describing angles only and are not referenced to true or magnetic North.
Sandusky County Auditors Permanent Parcel No.: 34-60-00-0421-00.
TRACT III:
A parcel of land being Outlot No. 422 in the City of Freemont, County of Sandusky, Ohio, and being more particularly described as follows:
Commencing at a found iron rod marking the West Quarter Post of Section Twenty (20);
Thence on a measured bearing of South 01 degree 22 minutes 03 seconds East a measured distance of 213.48 feet to a point, said point being the True Point of Beginning of the parcel herein described;
Thence on a measured bearing of South 46 degrees 48 minutes 12 seconds East on the Southwesterly line of a parcel of land recorded in Volume 223, Page 561, Sandusky County Records, a measured distance of 701.79 feet to a point (reference found capped iron 0.30’ North & 0.07’ West);
Thence on a measured bearing of North 01 degree 22 minutes 03 seconds West on the East line of a parcel of land recorded in Volume 223, Page 561, Sandusky County Deed Records, a measured distance of 705.50 feet to a point on the North line of the Southwest Quarter (SW 1/4) of Section Twenty (20);

3

Thence on a measured bearing of North 88 degrees 40 minutes 55 seconds East on the East & West centerline of Section Twenty (20), a measured distance of 2152.40 feet to a found capped iron marking the center of Section Twenty (20);
Thence on a measured bearing of South 01 degree 23 minutes 27 seconds East on the West line of a parcel of land recorded in Volume 379, Pages 868 through 870, Sandusky County Deed Records, a measured distance of 1508.91 feet to an iron rod;
Thence on a measured bearing of South 88 degrees 39 minutes 17 seconds West on the Northerly line of a parcel of land recorded in Volume 393, Page 952 through 956, Sandusky County Deed Records, a measured distance of 1392.95 feet to a found stone on the Northeasterly line of a parcel of land recorded in Volume 399, Pages 1 through 3, Sandusky County Deed Records;
Thence on a measured bearing of North 46 degrees 48 minutes 12 seconds West on the Northeasterly line of a parcel of land recorded in Volume 399, Pages 1 through 3, Sandusky County Deed Records, a measured distance of 1768.60 feet to a found PK nail on the West line of the Southwest Quarter (SW 1/4) of Section Twenty (20);
Thence on a measured bearing of North 01 degree 22 minutes 03 seconds West on the West line of the Southwest Quarter (SW 1/4) of Section Twenty (20), a measured distance of 56.14 feet to the True Point of Beginning of the parcel herein described, said parcel containing 68.711 acres of land, more or less, subject to all easements, zoning restrictions of record and legal highways.
The bearings used herein are for the purpose of describing angles only and are not referenced to true or magnetic North.
Sandusky County Auditors Permanent Parcel No.: 34-60-00-0422-00. PIN No.: (abatement/pilot parcel) 34-60-94-0422-00.
EXCEPTING FROM PARCEL NO. 4 THE FOLLOWING DESCRIBED PARCEL:
A parcel of land being part of Outlot 422, City of Fremont, Sandusky County, Ohio and being more particularly described as follows:
Commencing at a found 5/8 inch iron rod at the West Quarter Post of said Section Twenty (20);
Thence, South 01 degree 22 minutes 03 seconds East, on the West line of the Southwest Quarter (SW 1/4) of said Section Twenty (20), also being the centerline of County Road 138 (40 foot wide right-of-way), a distance of 213.48 feet to a point;
Thence, South 46 degrees 48 minutes 12 seconds East, on a line being 40.00 feet Northerly of and parallel to the Former New York Central Railroad, and on the Northerly line of Outlot 422, also being the existing corporation line, a distance of 701.79 feet to a set iron pin;

4

Thence, North 01 degree 22 minutes 03 seconds West, on a line being 500.00 feet Easterly of and parallel to the West line of the Southwest Quarter (SW 1/4) of said Section Twenty (20), and on the Westerly line of Outlot 422, a distance of 34.30 feet to a set iron pin, said iron pin marking the TRUE POINT OF BEGINNING of the parcel herein described;
Thence continuing North 01 degree 22 minutes 03 seconds West, on a line being 500.00 feet Easterly of and parallel to the West line of the Southwest Quarter (SW 1/4) of said Section Twenty (20), and on the Westerly line of Outlot 422, a distance of 351.02 feet to a set iron pin;
Thence North 88 degrees 05 minutes 21 seconds East, a distance of 293.35 feet to a set iron pin;
Thence South 01 degree 54 minutes 39 seconds East, a distance of 351.00 feet to a set iron pin;
Thence South 88 degrees 05 minutes 21 seconds West, a distance of 296.68 feet to the set iron pin marking the TRUE POINT OF BEGINNING of the parcel herein described, said parcel containing 2.377 acres of land, more or less, subject to all easements, zoning restrictions of record and legal highways.
Parcel No. 4 contains, after the exception, 66.334 acres of land, more or less.
Any and all of Grantor’s right, title and interest in and to the following easement tracts:
Easement No. 1
Grant of easements by the Board of Park Commissioners of the Sandusky County Park District to Fremont Energy Center, LLC, filed August 8, 2001 in Deed Vol. 422, Page 268 and affecting the following described property:
A parcel of land being part of the Southwest Quarter (SW 1/4) of Section Twenty (20), Town Five (5) North, Range Fifteen (15) East, Sandusky Township, City of Fremont, Sandusky County, Ohio, and being more particularly described as follows:
Commencing at the West Quarter Post of Section Twenty (20);
Thence South 01 degree 22 minutes 03 seconds East, on the West line of the Southwest Quarter (SW 1/4) of Section Twenty (20), a distance of 269.64 feet to a point, said point being the TRUE POINT OF BEGINNING of the parcel herein described;
Thence South 46 degrees 48 minutes 12 seconds East, on the Northeasterly line of the former New York Central Railroad right-of-way (100 feet wide), a distance of 1768.58 feet to a point;
Thence South 88 degrees 38 minutes 36 seconds West, a distance of 142.58 feet to a point;
Thence North 46 degrees 48 minutes 12 seconds West, on the Southwesterly line of the former New York Central Railroad right-of-way (100 feet wide), a distance of 1568.51 feet to a point on the West line of the Southwest Quarter (SW 1/4) of Section Twenty (20);

5

Thence North 01 degree 22 minutes 03 seconds West, on the West line of the Southwest Quarter (SW 1/4) of Section Twenty (20), a distance of 140.34 feet to the TRUE POINT OF BEGINNING of the parcel herein described.
The bearings used herein are for the purpose of describing angles only and are not referenced to true of magnetic North.
Easement No. 2
Grant Temporary Easement by the Board of Park Commissioners of the Sandusky County Park District to Fremont Energy Center L.L.C., filed on August 8, 2001 in Deed Volume 422, Page 260 and affecting the following described property:
Being part of Outlot 420, in the City of Fremont, Sandusky County, Ohio, and being more particularly described as follows:
Commencing at the intersection of the centerline of United States Route 20 (By-pass) with the centerline of the Norfolk-Southern Railroad;
Thence, North 46 degrees 49 minutes 15 seconds West in the centerline of the Norfolk—Southern Railroad, 345.000 feet to said point in the South line of Outlot 420 and the Place of Beginning of the easement herein described;
Thence, South 43 degrees 10 minutes 45 seconds West in the South line of said Outlot 420, a distance of 50.00 feet to a point in the East line of lands acquired by Toledo Edison Company thru Deed Volume 322, Page 662;
Thence, North 46 degrees 49 minutes 15 seconds West in the East line of said Toledo Edison lands, in the East line of lands acquired by Chemi Trol Company thru Deed Volume 297, Page 107, in the East line of lands acquired by Jack H. Balsizer thru Deed Volume 420, Page 091 and in the East line of lands acquired by Ralph N. & Joyce E. Myers thru Deed Volume 412, Page 681, a distance of 2,686.30 feet to an iron rod found marking the Southwest corner of Outlot 421;
Thence, North 88 degrees 39 minutes 38 seconds East, 142.63 feet to a stone found marking the Southwest corner of Outlot 422;
Thence, South 46 degrees 49 minutes 15 seconds East, in the West line of lands acquired by Earl J. & Karen S. Wammes thru Deed Volume 393, Page 952, a distance of 2,584.60 feet to the Northwest corner of Outlot 419;
Thence, South 43 degrees 10 minutes 45 seconds West, in the West line of Outlot 419, a distance of 50.00 feet to the Place of Beginning.
Bearings in the above description are based on a meridian assumed for the purpose of indicating angles only.

6

Easement No. 3
Easement for the purpose of erecting and maintaining electric lines and appurtenant facilities reserved in that certain Limited Warranty Deed dated November 24, 2004, and filed in the Sandusky County Public Records under Book 7, Page 1896, from Calpine Corporation to American Transmission Systems, Inc., such reserved easement covering the following described land:
A parcel of land being part of Outlot 422, City of Fremont, Sandusky County, Ohio and being more particularly described as follows:
Commencing at a found 5/8 inch iron rod at the West Quarter Post of said Section Twenty (20);
Thence, South 01 degree 22 minutes 03 seconds East, on the West line of the Southwest Quarter (SW 1/4) of said Section Twenty (20), also being the centerline of County Road 138 (40 foot wide right-of-way), a distance of 213.48 feet to a point;
Thence, South 46 degrees 48 minutes 12 seconds East, on a line being 40.00 feet Northerly of and parallel to the Former New York Central Railroad, and on the Northerly line of Outlot 422, also being the existing corporation line, a distance of 701.79 feet to a set iron pin;
Thence, North 01 degree 22 minutes 03 seconds West, on a line being 500.00 feet Easterly of and parallel to the West line of the Southwest Quarter (SW 1/4) of said Section Twenty (20), and on the Westerly line of Outlot 422, a distance of 34.30 feet to a set iron pin (Note: all iron pins indicated as being set are 5/8 inch diameter by 30 inch long iron pins with reference caps), said iron pin marking the TRUE POINT OF BEGINNING of the parcel herein described;
Thence continuing North 01 degree 22 minutes 03 seconds West, on a line being 500.00 feet Easterly of and parallel to the West line of the Southwest Quarter (SW 1/4) of said Section Twenty (20), and on the Westerly line of Outlot 422, a distance of 351.02 feet to a set iron pin;
Thence North 88 degrees 05 minutes 21 seconds East, a distance of 293.35 feet to a set iron pin;
Thence South 01 degree 54 minutes 39 seconds East, a distance of 351.00 feet to a set iron pin;
Thence South 88 degrees 05 minutes 21 seconds West, a distance of 296.68 feet to the set iron pin marking the TRUE POINT OF BEGINNING of the parcel herein described, said parcel containing 2.377 acres of land, more or less, subject to all easements, zoning restrictions of record and legal highways.
The above described legal description is based on a survey performed by Joseph D. Fenicle, Professional Surveyor #8210, of J. C. Andrus & Associates, Inc. in August, 2004.
The bearings used herein are for the purpose of describing angles only and are not referenced to true or magnetic North.

7

Easement No. 4
Easement for the purpose of constructing and maintaining a sanitary sewer line granted under that certain Easement Agreement dated January 13, 2005, and filed in the Sandusky County Public Records under Book 7, Page 1899, from The Toledo Edison Company to Calpine Corporation, such easement covering the following described land:
A parcel of land being part of the Southwest quarter of Section 20, Town 5 North, Range 15 East, City of Fremont, Sandusky County, Ohio, and being more particularly described as follows:
Commencing at a found iron rod at the West quarter post of said Section 20;
Thence South 01° 22’ 03” East, on the West line of the Southwest quarter of said Section 20, also being the centerline of County Road 138 (40 foot wide right-of-way), a distance of 213.48 feet to a point;
Thence South 46° 48’ 12” East, on a line being 40.00 feet Northerly of and parallel to the Former New York Central Railroad, a distance of 701.79 feet to a found capped iron pin, said iron pin marking the TRUE POINT OF BEGINNING of the parcel herein described;
Thence North 46° 48’ 12” West, a distance of 48.42 feet to a point;
Thence North 88° 05’ 21” East, a distance of 34.50 feet to a point on the Easterly line of the Toledo Edison parcel of land as recorded in Volume 223, Page 561, Sandusky County Records;
Thence South 01° 22’03” East, along the Easterly line of said Toledo Edison property, a distance of 34.30 feet to the found capped iron pin marking the TRUE POINT OF THE BEGINNING of parcel herein described, said parcel containing 0.014 acres of land, more or less, subject to all easements, zoning restrictions of record and legal highways.
The above described legal description is based on survey performed by Joseph D. Fenicie, Professional Surveyor # 8210, of J.C. Andrus & Associates, Inc. in September 2004.
The bearings used herein are for the purpose of describing angels only and are not referenced to true magnetic North.
Easement No. 5
Temporary easement for construction traffic granted under that certain unrecorded Grant of Temporary Easements dated May 12, 2004, by and between Ronald L. Root and Nancy F. Root, husband and wife, as Grantors, and Calpine Fremont Energy Center, a Delaware limited liability company, as Grantee.

8

Exhibit B to Limited Warranty Deed
Permitted Encumbrances
1.	Taxes for the year 2011, and subsequent years not yet due or payable.
2.	Oil and Gas Lease between Amelia Miarer, as lessor, and The Rich Oil Company, as lessee, recorded June 13, 1905, in Lease Volume 14, Page 473, and any subsequent instruments pertinent thereto. (Parcel No. 1; Month-to-Month) Affidavit of Non-Production recorded May 10, 2000, in Book 42, Page 640.
3.	Oil and Gas Lease between Henry Miarer, as lessor, and The Rick Oil Co., as lessee, recorded June 13, 1095, in Lease volume 14, Page 475, and any subsequent instruments pertinent thereto. (Parcel No. 1; Month-to-Month) Affidavit of Non-Production recorded May 10, 2000 in Book 42, Page 640.
4.	Easement granted to The Lake Erie Power and Light Division The Ohio Public Service Co. disclosed by instrument recorded in Deed Volume 148, Page 264 on April 25, 1938. (Parcel No. 1)
5.	Rights of the public in and to that portion of the land lying within County Road 138. (Parcel No. 1)
6.	Terms and conditions of Easement for drain tile from Ronald L. and Nancy F. Root to James R. Topel dated the 30th day of January 1967 and recorded January 31, 1967 at 8:45 a.m. in Volume 270, Page 943. (Parcel No. 2)
7.	Easement for transmission lines from Richard C. Krueger and Judith recorded October 18, 1973 at 2:22 p.m. in Volume 300, Page 821, Sandusky County Recorder’s Office. (Parcel No. 2, Tract I)
8.	Easement from Calpine Corporation to Toledo Edison Company dated May 18, 2004 and recorded June 1, 2004 at 1:15 p.m. in Volume 438, page 326, assigned Book 7, page 1929. (Parcel No. 2, Tract I)
9.	Easement from Owen C. Smith and Evelyn M. Smith, husband and wife, to The Toledo Edison Company dated February 14, 1956 and recorded February 20, 1956 at 10:34 a.m. in Volume 223 at Page 561. (Parcel No. 2 Tracts II and III)
10.	Easement for the purpose of providing natural gas for the facility from William A. Amor, et al. to East Ohio Gas Company dated June 7, 2001 and recorded June 15, 2001 at 10:46 a.m. in Volume 421 at Page 303. (Pt of SW 1/4 of Section 20, Sandusky Township). (Parcel No. 2 Tracts II and III)

11.	Easement for pump station and sanitary sewer easement from Fremont Energy Center to the City of Fremont, Ohio dated January 2, 2002 and recorded May 10, 2002 at 2:07 p.m. in Book 426 at Page 815 (.3948 acres/Part of Outlot 421). (Parcel No. 2 Tracts II and III)
12.	Easement from Calpine Corporation to Toledo Edison Company dated May 18, 2004 and recorded June 1, 2004 at 1:15 p.m. in Volume 438 at Page 326. (Pt of SW 1/4 of Section 20, Sandusky Township). Assigned in Volume 7, Page 1929. (Parcel No. 2 Tracts II and III)
13.	Easement from Calpine Corporation to American Transmission Systems, Inc., dated January 13, 2005 and recorded February 15, 2005 at 2:13 p.m. in Official Record Book 7 at Page 1911. (Parcel No. 2 Tracts II and III)
14.	Terms and Conditions of Easement at Volume 422, Page 408 Quit Claim Deed, dated August 16, 2001, recorded August 16, 2001 at 2:41 p.m., from Fremont Energy Center, L.L.C. to the Board of Park Commissioners of the Sandusky County Park District, 3.831 acres, being part of Outlot 420 in the city of Fremont, Ohio, reserving to Fremont Energy Center, L.L.C. prior easements Volume 422 at Page 260 and Volume 422 at Page 268.
15.	Terms and Conditions of Easement at Volume 422, Page 260 Board of Park Commissioners of the Sandusky County Park District to Fremont Energy Center, L.L.C., dated August 8, 2001, recorded August 8, 2001 at 11 :45 a.m. Part of Outlot 420.
16.	Terms and Conditions of Easement at Official Record Book 7, Page 1896 A limited warranty deed from Calpine Corporation to American Transmission Systems, Inc., 2.377 acres out of Fremont, Ohio Outlot 422, reserving to Calpine Corporation easements as described therein.
17.	Terms and Conditions of Easement at Official Record Book 7, Page 1899. An easement agreement between the Toledo Edison Company and Calpine Corporation, dated January 13, 2005, recorded February 15, 2005, at 2:13 p.m. (Pt of SW 1/4. of Section 20, Sandusky Township).
18.	Easement to The East Ohio Gas Company, D/B/A Dominion East Ohio of record in OR Book 86, Page 2810, Recorder’s Office, Sandusky Ohio. (Parcel 2, Tracts II and III)
19.	Terms and conditions of that certain unrecorded Grant of Temporary Easements dated May 12, 2004, by and between Ronald L. Root and Nancy F. Root, husband and wife, as Grantors, and Calpine Fremont Energy Center, a Delaware limited liability company, as Grantee.

2

Seller Disclosure Schedule to Asset Purchase Agreement
Dated as of March 11, 2011
This Seller Disclosure Schedule is being delivered by FirstEnergy Generation Corp., an Ohio corporation (“Seller”) pursuant to that certain Asset Purchase Agreement, dated as of March 11, 2011 (the “Asset Purchase Agreement”), by and between American Municipal Power, Inc. and Seller. Capitalized terms used herein shall have the meanings set forth in the Asset Purchase Agreement unless otherwise defined herein.
This Seller Disclosure Schedule is qualified in its entirety by reference to the Asset Purchase Agreement and is not intended to constitute, and shall not be construed as constituting, representations, warranties, covenants or agreements of Seller, except as and to the extent provided in the Asset Purchase Agreement. Items disclosed on one particular section of this Seller Disclosure Schedule shall be deemed constructively disclosed or listed in all other sections of this Seller Disclosure Schedule to the extent it is reasonably apparent that such disclosure is applicable to such other sections of this Seller Disclosure Schedule. All references in this Seller Disclosure Schedule to the enforceability of agreements with third parties, the existence or non-existence of third-party rights, the absence of breaches or defaults by third parties or similar matters or statements, are intended only to allocate rights and risks among the Parties and are not intended to be admissions against interests, give rise to any inference or proof of accuracy, be admissible against any party to the Asset Purchase Agreement by any Person who is not a party to the Asset Purchase Agreement, or give rise to any Claim or benefit to any Person who is not a party to the Asset Purchase Agreement. The fact that any item of information is contained in this Seller Disclosure Schedule shall not be construed as an admission of liability under any applicable Law, or to mean that such information is required to be disclosed in or by the Asset Purchase Agreement or this Seller Disclosure Schedule, or to mean that such information is Material. Such information shall not be used as a basis for interpreting the term “material,” “materially,” “materiality,” “Seller Material Adverse Effect” or any similar qualification in the Asset Purchase Agreement.
The information disclosed herein is subject to the Confidentiality Agreement and may not be used for any purpose other than those contemplated by the Confidentiality Agreement or the Asset Purchase Agreement.

Section 1.01(b)
Permitted Liens
20.	Taxes for the year 2011, and subsequent years not yet due or payable.
21.	Oil and Gas Lease between Amelia Miarer, as lessor, and The Rich Oil Company, as lessee, recorded June 13, 1905, in Lease Volume 14, Page 473, and any subsequent instruments pertinent thereto. (Parcel No. 1; Month-to-Month) Affidavit of Non-Production recorded May 10, 2000, in Book 42, Page 640.
22.	Oil and Gas Lease between Henry Miarer, as lessor, and The Rick Oil Co., as lessee, recorded June 13, 1095, in Lease volume 14, Page 475, and any subsequent instruments pertinent thereto. (Parcel No. 1; Month-to-Month) Affidavit of Non-Production recorded May 10, 2000 in Book 42, Page 640.
23.	Easement granted to The Lake Erie Power and Light Division The Ohio Public Service Co. disclosed by instrument recorded in Deed Volume 148, Page 264 on April 25, 1938. (Parcel No. 1)
24.	Rights of the public in and to that portion of the land lying within County Road 138. (Parcel No. 1)
25.	Terms and conditions of Easement for drain tile from Ronald L. and Nancy F. Root to James R. Topel dated the 30th day of January 1967 and recorded January 31, 1967 at 8:45 a.m. in Volume 270, Page 943. (Parcel No. 2)
26.	Easement for transmission lines from Richard C. Krueger and Judith recorded October 18, 1973 at 2:22 p.m. in Volume 300, Page 821, Sandusky County Recorder’s Office. (Parcel No. 2, Tract I)
27.	Easement from Calpine Corporation to Toledo Edison Company dated May 18, 2004 and recorded June 1, 2004 at 1:15 p.m. in Volume 438, page 326, assigned Book 7, page 1929. (Parcel No. 2, Tract I)
28.	Easement from Owen C. Smith and Evelyn M. Smith, husband and wife, to The Toledo Edison Company dated February 14, 1956 and recorded February 20, 1956 at 10:34 a.m. in Volume 223 at Page 561. (Parcel No. 2 Tracts II and III)
29.	Easement for the purpose of providing natural gas for the facility from William A. Amor, et al. to East Ohio Gas Company dated June 7, 2001 and recorded June 15, 2001 at 10:46 a.m. in Volume 421 at Page 303. (Pt of SW 1/4 of Section 20, Sandusky Township). (Parcel No. 2 Tracts II and III)

30.	Easement for pump station and sanitary sewer easement from Fremont Energy Center to the City of Fremont, Ohio dated January 2, 2002 and recorded May 10, 2002 at 2:07 p.m. in Book 426 at Page 815 (.3948 acres/Part of Outlot 421). (Parcel No. 2 Tracts II and III)
31.	Easement from Calpine Corporation to Toledo Edison Company dated May 18, 2004 and recorded June 1, 2004 at 1:15 p.m. in Volume 438 at Page 326. (Pt of SW 1/4 of Section 20, Sandusky Township). Assigned in Volume 7, Page 1929. (Parcel No. 2 Tracts II and III)
32.	Easement from Calpine Corporation to American Transmission Systems, Inc., dated January 13, 2005 and recorded February 15, 2005 at 2:13 p.m. in Official Record Book 7 at Page 1911. (Parcel No. 2 Tracts II and III)
33.	Terms and Conditions of Easement at Volume 422, Page 408 Quit Claim Deed, dated August 16, 2001, recorded August 16, 2001 at 2:41 p.m., from Fremont Energy Center, L.L.C. to the Board of Park Commissioners of the Sandusky County Park District, 3.831 acres, being part of Outlot 420 in the city of Fremont, Ohio, reserving to Fremont Energy Center, L.L.C. prior easements Volume 422 at Page 260 and Volume 422 at Page 268.
34.	Terms and Conditions of Easement at Volume 422, Page 260 Board of Park Commissioners of the Sandusky County Park District to Fremont Energy Center, L.L.C., dated August 8, 2001, recorded August 8, 2001 at 11 :45 a.m. Part of Outlot 420.
35.	Terms and Conditions of Easement at Official Record Book 7, Page 1896 A limited warranty deed from Calpine Corporation to American Transmission Systems, Inc., 2.377 acres out of Fremont, Ohio Outlot 422, reserving to Calpine Corporation easements as described therein.
36.	Terms and Conditions of Easement at Official Record Book 7, Page 1899. An easement agreement between the Toledo Edison Company and Calpine Corporation, dated January 13, 2005, recorded February 15, 2005, at 2:13 p.m. (Pt of SW 1/4. of Section 20, Sandusky Township).
37.	Easement to The East Ohio Gas Company, D/B/A Dominion East Ohio of record in OR Book 86, Page 2810, Recorder’s Office, Sandusky Ohio. (Parcel 2, Tracts II and III)
38.	Terms and conditions of that certain unrecorded Grant of Temporary Easements dated May 12, 2004, by and between Ronald L. Root and Nancy F. Root, husband and wife, as Grantors, and Calpine Fremont Energy Center, a Delaware limited liability company, as Grantee.
39.	Official record Book 14, Page 2468 is the 55th Supplemental Indenture, dated April 1, 2005 from the Toledo Edison Company to J.P. Morgan Chase Bank, NA, recorded June 23, 2005 at 10:32 a.m. which is supplemental to Indenture of Mortgage and Deed of Trust dated as of April 1, 1947. Book 791, Page 832 54th Supplemental Indenture, dated as of September 1, 2004, recorded September 28, 2004 at 3:59 p.m. (to be released at Closing).

40.	Book 739, Page 174 53rd Supplemental Indenture, dated April 1, 2003, recorded August 8, 2003 at 3:27 p.m. (to be released at Closing).
41.	There are supplemental Indentures of record since the instrument dated April 1, 1947 all of which may encumber the interests in land of the Toledo Edison Company (to be released at Closing).
42.	Liens under or pursuant to the Mortgage Indenture (to be released at Closing).
43.	Liens under or pursuant to any letter of credit, reimbursement, revolving credit or term loan agreement (to be released at Closing).

Section 2.01(a)
Owned Real Property
Parcel No. 1
Situated in the Township of Sandusky, County of Sandusky, State of Ohio, described as follows:
Being a parcel of land situated in part of the Southwest Quarter (SW 1/4) of Section Twenty (20), Town-Five (5) North, Range-Fifteen (15) East, Sandusky Township, Sandusky County, Ohio described as follows:
7.	Commencing at a found Sandusky County monument box marking the West Quarter (W 1/4) post of Section Twenty (20), said point being on the centerline of County Road One Hundred Thirty-eight (138);
8.	Thence, S 01 degree 22 minutes 48 seconds E Nine Hundred Fifty-nine and Forty-three Hundredths (959.43) feet along the centerline of County Road One Hundred Thirty-eight (138) to a set PK nail marking the POINT OF BEGINNING; .
9.	Thence N 88 degrees 38 minutes 53 seconds E Two Hundred Five (205.00) feet to a set iron rod, passing at Twenty (20.00) feet a set iron rod on the East right-of-way of County Road One Hundred Thirty-eight (138);
10.	Thence S 01 degree 22 minutes 48 seconds E Five Hundred Fifty (550.00) feet to a set iron rod;
11.	Thence S 88 degrees 38 minutes 53 seconds W Two Hundred Five (205.00) feet along the North line of a parcel of land now or formerly owned by Joyce Myers (Vol. 411, Pg. 262) to a set PK nail on the centerline of County Road One Hundred Thirty-eight (138), passing at One Hundred Eighty-five (185.00) feet a set iron rod on the East right-of-way of County Road One Hundred Thirty-eight (138);
12.	Thence N 01 degree 22 minutes 48 seconds W Five Hundred Fifty (550.00) feet along the centerline of County Road One Hundred Thirty-eight (138) to the POINT OF BEGINNING.
Containing in all 2.5884 acres of land, more or less.
The bearings are assumed and for angular measurements only.
This legal description is based upon a survey done for S. Shannon Smith by Kusmer & Associates, Inc., in February, 2000.

Parcel No. 2
TRACT I:
Being part of the East Half (E1/2) of Section Nineteen (19), Township Five (5) North Range Fifteen (15) East, Sandusky Township, Sandusky County, Ohio, and being more particularly described as follows:
Beginning at a Monument Box found marking the East Quarter (1/4) Post of said Section Nineteen (19);
Thence, North 01 degree 38 minutes 33 seconds West, in the East line of said Section Nineteen (19) and in the centerline of Township Road 138, a distance of 92.62 feet to the Southeast corner of lands acquired by Gilbert F. Overmyer through Deed Volume 376, Page 632, referenced by a Railroad Spike found 0.00 feet North and 0.16 feet East;
Thence, South 87 degrees 26 minutes 27 seconds West, in the South line of said Overmyer lands, 360.11 feet to an iron rod set to mark the southwest corner of said Overmyer lands and in the North line of lands acquired by Sandusky County Park District through Deed Volume 399, Page 001;
Thence South 46 degrees 49 minutes 15 seconds East, in the North line of said Sandusky County Park District lands, 505.81 feet to a Parker-Kalon nail found in the East line of said Section Nineteen (19);
Thence, North 01 degree 22 minutes 03 seconds West, in the East line of said Section Nineteen (19), a distance of 269.69 feet to the Place of Beginning containing 1.4987 acres of land, more or less, but subject to all easements and restrictions of record;
Bearings in the above description are based on a meridian assumed for the purpose of indicating angles only.
Grantor herein acquired title thru Deed Volume 294, Page 895, and Volume 422, Page 513 of the Deed Records of Sandusky County, Ohio.
This description was prepared by Roy E. Yeager, Registered Surveyor No. 6262, and was taken from an actual survey performed in May, 2001.
Sandusky County Auditors Permanent Parcel No.: 13-19-00-0009-01.
Prior Deed References: Volume 270, Pg. 745, Volume 283, Page 547, Volume 293, Page 621, Volume 294, Page 327, Volume 294, Page 895 and Volume 422, Page 513.
TRACT II:
A parcel of land being Outlot No. 421 in the City of Fremont, County of Sandusky, Ohio, and being more particularly described as follows;
Commencing at a found iron rod marking the West Quarter corner of Section Twenty (20):
Thence on a measured bearing of South 01 degree 22 minutes 03 seconds East on the West line of the Southwest Quarter (SW 1/4) of Section (20), a distance of 409.98 feet to a point, reference a found PK nail 0.05’ South, said point being the True Point of Beginning of the Parcel herein described;

2

Thence on a measured bearing of South 46 degrees 48 minutes 12 seconds East on the Southwesterly line of a parcel of land recorded in Volume 399, Pages 1 through 3, Sandusky County Deed Records, a measured distance of 1568.54 feet to a found capped iron;
Thence on a measured bearing of South 88 degrees 39 minutes 39 seconds West on the North line of a parcel of land recorded in Volume 412, Pages 681 through 684, Sandusky County Deed Records, a measured distance of 912.52 feet to a found capped iron;
Thence on a measured bearing of North 01 degree 22 minutes 19 seconds West on the East line of a parcel of land recorded in Volume 415, Pages 183 through 186, Sandusky County Deed Records, a measured distance of 550.79 feet to a found capped iron;
Thence on a measured bearing of South 88 degrees 37 minutes 22 seconds West on the North line of a parcel of land recorded in Volume 415, Pages 183 through 186, Sandusky County Deed Records, a measured distance of 204.97 feet to a point on the West line of the Southwest Quarter (SW 1/4) of Section Twenty (20);
Thence on a measured bearing of North 01 degree 22 minutes 03 seconds West on the West line of the Southwest Quarter (SW 1/4) of Section Twenty (20) a distance of 549.45 feet to the True Point of Beginning of the parcel herein described, said parcel containing 11.519 acres of land, more or less, subject to all easements, zoning restrictions of record and legal highways.
The bearings used herein are for the purpose of describing angles only and are not referenced to true or magnetic North.
Sandusky County Auditors Permanent Parcel No.: 34-60-00-0421-00.
TRACT III:
A parcel of land being Outlot No. 422 in the City of Freemont, County of Sandusky, Ohio, and being more particularly described as follows:
Commencing at a found iron rod marking the West Quarter Post of Section Twenty (20);
Thence on a measured bearing of South 01 degree 22 minutes 03 seconds East a measured distance of 213.48 feet to a point, said point being the True Point of Beginning of the parcel herein described;
Thence on a measured bearing of South 46 degrees 48 minutes 12 seconds East on the Southwesterly line of a parcel of land recorded in Volume 223, Page 561, Sandusky County Records, a measured distance of 701.79 feet to a point (reference found capped iron 0.30’ North & 0.07’ West);
Thence on a measured bearing of North 01 degree 22 minutes 03 seconds West on the East line of a parcel of land recorded in Volume 223, Page 561, Sandusky County Deed Records, a measured distance of 705.50 feet to a point on the North line of the Southwest Quarter (SW 1/4) of Section Twenty (20);

Thence on a measured bearing of North 88 degrees 40 minutes 55 seconds East on the East & West centerline of Section Twenty (20), a measured distance of 2152.40 feet to a found capped iron marking the center of Section Twenty (20);
Thence on a measured bearing of South 01 degree 23 minutes 27 seconds East on the West line of a parcel of land recorded in Volume 379, Pages 868 through 870, Sandusky County Deed Records, a measured distance of 1508.91 feet to an iron rod;
Thence on a measured bearing of South 88 degrees 39 minutes 17 seconds West on the Northerly line of a parcel of land recorded in Volume 393, Page 952 through 956, Sandusky County Deed Records, a measured distance of 1392.95 feet to a found stone on the Northeasterly line of a parcel of land recorded in Volume 399, Pages 1 through 3, Sandusky County Deed Records;
Thence on a measured bearing of North 46 degrees 48 minutes 12 seconds West on the Northeasterly line of a parcel of land recorded in Volume 399, Pages 1 through 3, Sandusky County Deed Records, a measured distance of 1768.60 feet to a found PK nail on the West line of the Southwest Quarter (SW 1/4) of Section Twenty (20);
Thence on a measured bearing of North 01 degree 22 minutes 03 seconds West on the West line of the Southwest Quarter (SW 1/4) of Section Twenty (20), a measured distance of 56.14 feet to the True Point of Beginning of the parcel herein described, said parcel containing 68.711 acres of land, more or less, subject to all easements, zoning restrictions of record and legal highways.
The bearings used herein are for the purpose of describing angles only and are not referenced to true or magnetic North.
Sandusky County Auditors Permanent Parcel No.: 34-60-00-0422-00. PIN No.: (abatement/pilot parcel) 34-60-94-0422-00.
EXCEPTING FROM PARCEL NO. 4 THE FOLLOWING DESCRIBED PARCEL:
A parcel of land being part of Outlot 422, City of Fremont, Sandusky County, Ohio and being more particularly described as follows:
Commencing at a found 5/8 inch iron rod at the West Quarter Post of said Section Twenty (20);
Thence, South 01 degree 22 minutes 03 seconds East, on the West line of the Southwest Quarter (SW 1/4) of said Section Twenty (20), also being the centerline of County Road 138 (40 foot wide right-of-way), a distance of 213.48 feet to a point;
Thence, South 46 degrees 48 minutes 12 seconds East, on a line being 40.00 feet Northerly of and parallel to the Former New York Central Railroad, and on the Northerly line of Outlot 422, also being the existing corporation line, a distance of 701.79 feet to a set iron pin;

Thence, North 01 degree 22 minutes 03 seconds West, on a line being 500.00 feet Easterly of and parallel to the West line of the Southwest Quarter (SW 1/4) of said Section Twenty (20), and on the Westerly line of Outlot 422, a distance of 34.30 feet to a set iron pin, said iron pin marking the TRUE POINT OF BEGINNING of the parcel herein described;
Thence continuing North 01 degree 22 minutes 03 seconds West, on a line being 500.00 feet Easterly of and parallel to the West line of the Southwest Quarter (SW 1/4) of said Section Twenty (20), and on the Westerly line of Outlot 422, a distance of 351.02 feet to a set iron pin;
Thence North 88 degrees 05 minutes 21 seconds East, a distance of 293.35 feet to a set iron pin;
Thence South 01 degree 54 minutes 39 seconds East, a distance of 351.00 feet to a set iron pin;
Thence South 88 degrees 05 minutes 21 seconds West, a distance of 296.68 feet to the set iron pin marking the TRUE POINT OF BEGINNING of the parcel herein described, said parcel containing 2.377 acres of land, more or less, subject to all easements, zoning restrictions of record and legal highways.
Parcel No. 4 contains, after the exception, 66.334 acres of land, more or less.

Section 2.01(b)
Real Estate Leases
1.	Lease dated November 12, 2008, by and between FirstEnergy Generation Corp., as lessor, and Robert R. Krueger and Katherine M. Krueger, collectively as lessee.
2.	Lease dated November 25, 2008, by and between FirstEnergy Generation Corp., as lessor, and Jay Thompson and Carrie Thompson, collectively as lessee.

Section 2.01(c)
Entitled Real Property
Easement No. 1
Grant of easements by the Board of Park Commissioners of the Sandusky County Park District to Fremont Energy Center, LLC, filed August 8, 2001 in Deed Vol. 422, Page 268 and affecting the following described property:
A parcel of land being part of the Southwest Quarter (SW 1/4) of Section Twenty (20), Town Five (5) North, Range Fifteen (15) East, Sandusky Township, City of Fremont, Sandusky County, Ohio, and being more particularly described as follows:
Commencing at the West Quarter Post of Section Twenty (20);
Thence South 01 degree 22 minutes 03 seconds East, on the West line of the Southwest Quarter (SW 1/4) of Section Twenty (20), a distance of 269.64 feet to a point, said point being the TRUE POINT OF BEGINNING of the parcel herein described;
Thence South 46 degrees 48 minutes 12 seconds East, on the Northeasterly line of the former New York Central Railroad right-of-way (100 feet wide), a distance of 1768.58 feet to a point;
Thence South 88 degrees 38 minutes 36 seconds West, a distance of 142.58 feet to a point;
Thence North 46 degrees 48 minutes 12 seconds West, on the Southwesterly line of the former New York Central Railroad right-of-way (100 feet wide), a distance of 1568.51 feet to a point on the West line of the Southwest Quarter (SW 1/4) of Section Twenty (20);
Thence North 01 degree 22 minutes 03 seconds West, on the West line of the Southwest Quarter (SW 1/4) of Section Twenty (20), a distance of 140.34 feet to the TRUE POINT OF BEGINNING of the parcel herein described.
The bearings used herein are for the purpose of describing angles only and are not referenced to true of magnetic North.
Easement No. 2
Grant Temporary Easement by the Board of Park Commissioners of the Sandusky County Park District to Fremont Energy Center L.L.C., filed on August 8, 2001 in Deed Volume 422, Page 260 and affecting the following described property:
Being part of Outlot 420, in the City of Fremont, Sandusky County, Ohio, and being more particularly described as follows:
Commencing at the intersection of the centerline of United States Route 20 (By-pass) with the centerline of the Norfolk-Southern Railroad;

Thence, North 46 degrees 49 minutes 15 seconds West in the centerline of the Norfolk—Southern Railroad, 345.000 feet to said point in the South line of Outlot 420 and the Place of Beginning of the easement herein described;
Thence, South 43 degrees 10 minutes 45 seconds West in the South line of said Outlot 420, a distance of 50.00 feet to a point in the East line of lands acquired by Toledo Edison Company thru Deed Volume 322, Page 662;
Thence, North 46 degrees 49 minutes 15 seconds West in the East line of said Toledo Edison lands, in the East line of lands acquired by Chemi Trol Company thru Deed Volume 297, Page 107, in the East line of lands acquired by Jack H. Balsizer thru Deed Volume 420, Page 091 and in the East line of lands acquired by Ralph N. & Joyce E. Myers thru Deed Volume 412, Page 681, a distance of 2,686.30 feet to an iron rod found marking the Southwest corner of Outlot 421;
Thence, North 88 degrees 39 minutes 38 seconds East, 142.63 feet to a stone found marking the Southwest corner of Outlot 422;
Thence, South 46 degrees 49 minutes 15 seconds East, in the West line of lands acquired by Earl J. & Karen S. Wammes thru Deed Volume 393, Page 952, a distance of 2,584.60 feet to the Northwest corner of Outlot 419;
Thence, South 43 degrees 10 minutes 45 seconds West, in the West line of Outlot 419, a distance of 50.00 feet to the Place of Beginning.
Bearings in the above description are based on a meridian assumed for the purpose of indicating angles only.
Easement No. 3
A parcel of land being part of Outlot 422, City of Fremont, Sandusky County, Ohio and being more particularly described as follows:
Commencing at a found 5/8 inch iron rod at the West Quarter Post of said Section Twenty (20);
Thence, South 01 degree 22 minutes 03 seconds East, on the West line of the Southwest Quarter (SW 1/4) of said Section Twenty (20), also being the centerline of County Road 138 (40 foot wide right-of-way), a distance of 213.48 feet to a point;
Thence, South 46 degrees 48 minutes 12 seconds East, on a line being 40.00 feet Northerly of and parallel to the Former New York Central Railroad, and on the Northerly line of Outlot 422, also being the existing corporation line, a distance of 701.79 feet to a set iron pin;
Thence, North 01 degree 22 minutes 03 seconds West, on a line being 500.00 feet Easterly of and parallel to the West line of the Southwest Quarter (SW 1/4) of said Section Twenty (20), and on the Westerly line of Outlot 422, a distance of 34.30 feet to a set iron pin (Note: all iron pins indicated as being set are 5/8 inch diameter by 30 inch long iron pins with reference caps), said iron pin marking the TRUE POINT OF BEGINNING of the parcel herein described;

Thence continuing North 01 degree 22 minutes 03 seconds West, on a line being 500.00 feet Easterly of and parallel to the West line of the Southwest Quarter (SW 1/4) of said Section Twenty (20), and on the Westerly line of Outlot 422, a distance of 351.02 feet to a set iron pin;
Thence North 88 degrees 05 minutes 21 seconds East, a distance of 293.35 feet to a set iron pin;
Thence South 01 degree 54 minutes 39 seconds East, a distance of 351.00 feet to a set iron pin;
Thence South 88 degrees 05 minutes 21 seconds West, a distance of 296.68 feet to the set iron pin marking the TRUE POINT OF BEGINNING of the parcel herein described, said parcel containing 2.377 acres of land, more or less, subject to all easements, zoning restrictions of record and legal highways.
The above described legal description is based on a survey performed by Joseph D. Fenicle, Professional Surveyor #8210, of J. C. Andrus & Associates, Inc. in August, 2004.
The bearings used herein are for the purpose of describing angles only and are not referenced to true or magnetic North.
Deed Reference: Volume 7, Page 1896.
Easement No. 4
A parcel of land being part of the Southwest quarter of Section 20, Town 5 North, Range 15 East, City of Fremont, Sandusky County, Ohio, and being more particularly described as follows:
Commencing at a found iron rod at the West quarter post of said Section 20;
Thence South 01° 22’ 03” East, on the West line of the Southwest quarter of said Section 20, also being the centerline of County Road 138 (40 foot wide right-of-way), a distance of 213.48 feet to a point;
Thence South 46° 48’ 12” East, on a line being 40.00 feet Northerly of and parallel to the Former New York Central Railroad, a distance of 701.79 feet to a found capped iron pin, said iron pin marking the TRUE POINT OF BEGINNING of the parcel herein described;
Thence North 46° 48’ 12” West, a distance of 48.42 feet to a point;
Thence North 88° 05’ 21” East, a distance of 34.50 feet to a point on the Easterly line of the Toledo Edison parcel of land as recorded in Volume 223, Page 561, Sandusky County Records;
Thence South 01° 22’03” East, along the Easterly line of said Toledo Edison property, a distance of 34.30 feet to the found capped iron pin marking the TRUE POINT OF THE BEGINNING of parcel herein described, said parcel containing 0.014 acres of land, more or less, subject to all easements, zoning restrictions of record and legal highways.

The above described legal description is based on survey performed by Joseph D. Fenicie, Professional Surveyor # 8210, of J.C. Andrus & Associates, Inc. in September 2004.
The bearings used herein are for the purpose of describing angels only and are not referenced to true magnetic North.
Deed Reference Book 7, page 1899.
Easement No. 5
Temporary easement for construction traffic granted under that certain unrecorded Grant of Temporary Easements dated May 12, 2004, by and between Ronald L. Root and Nancy F. Root, husband and wife, as Grantors, and Calpine Fremont Energy Center, a Delaware limited liability company, as Grantee.

Section 2.01(d)
Equipment

Equip. Tag No.	Equipment Name / Description
013-AEX-EX-001	HOGGING EJECTOR
013-AEX-SL-002	SILENCER
013-AEX-EX-004	VACUUM DEAERATOR HOLDING EJECTOR
013-AEX-EX-005	SECOND STAGE HOLDING EJECTOR
013-AEX-EX-006	SECOND STAGE HOLDING EJECTOR
013-AEX-EX-007	FIRST STAGE HOLDING EJECTOR
013-AEX-EX-008	FIRST STAGE HOLDING EJECTOR
013-AEX-CD-016	AFTER-CONDENSER
010-AST-TK-001	AQUEOUS AMMONIA STORAGE TANK
010-AST-PP-002	AMMONIA FORWARDING PUMP
010-AST-TK-002	AQUEOUS AMMONIA STORAGE TANK
010-AST-PP-003	AMMONIA FORWARDING PUMP
013-AXB-DH-007	AUX SP STEAM DESUPERHEATER
013-AXB-DH-008	AUX CR STEAM DESUPERHEATER
013-AXB-DH-009	SPARGING STEAM DESUPERHEATER
011-BBS-TK-001	HRSG BLOWDOWN TANK #1
012-BBS-TK-002	HRSG BLOWDOWN TANK #2
010-BBS-PP-004	BLOWDOWN DRAIN PUMP
010-BBS-PP-005	BLOWDOWN DRAIN PUMP
011-BFW-PP-014	FEEDWATER PUMP
011-BFW-PP-015	FEEDWATER PUMP
012-BFW-PP-016	FEEDWATER PUMP
012-BFW-PP-017	FEEDWATER PUMP
010-CCF-TK-002	UP BLEND TANK
010-CCF-TK-003	DOWN BLEND TANK
010-CCF-TK-004	IP PHOSPHATE TANK
010-CCF-TK-005	PHOSPHATE FEED TANK
010-CCF-TK-006	PHOSPHATE FEED TANK
010-CCF-PP-007	PHOSPHATE METERING PUMP
010-CCF-PP-008	PHOSPHATE METERING PUMP
010-CCF-PP-009	PHOSPHATE METERING PUMP
010-CCF-PP-010	PHOSPHATE METERING PUMP
010-CCF-PP-011	PHOSPHATE METERING PUMP
013-CCF-PP-012	PHOSPHATE METERING PUMP
010-CCF-PP-013	HRSG 1 PHOSPHATE FEED PUMP
010-CCF-PP-014	SPARE PHOSPHATE FEED PUMP
010-CCF-PP-015	HRSG 2 PHOSPHATE FEED PUMP
010-CCF-PP-016	HRSG #1 IP PHOSPHATE FEED PUMP
010-CCF-PP-017	SPARE IP PHOSPHATE FEED PUMP
010-CCF-PP-018	HRSG #2 IP PHOSPHATE FEED PUMP
SODIUM BISULFITE TOTE
SULFURIC ACID TOTE
ANITISCALANT TOTE

Equip. Tag No.	Equipment Name / Description
010-CCF-TK-020	OXYGEN SCAVENGER TANK
010-CCF-PP-021	OXYGEN SCAVENGER METERING PUMP
010-CCF-PP-022	OXYGEN SCAVENGER METERING PUMP
010-CCF-TK-024	NEUTRALIZING AMINE TANK
010-CCF-PP-025	NEUTRALIZING AMINE METERING PUMP
010-CCF-PP-026	NEUTRALIZING AMINE METERING PUMP
SODIUM HYPOCHLORITE TOTE
POLYMER TOTE
013-CCW-HX-001	CLOSED CYCLE CW HEAT EXCHANGER
013-CCW-HX-002	CLOSED CYCLE CW HEAT EXCHANGER
010-CCW-PP-001	CLOSED CYCLE CW PUMP
010-CCW-TK-001	CLOSED CYCLE COOLING WATER HEAD TANK
010-CCW-PP-002	CLOSED CYCLE CW PUMP
010-CCW-TK-002	CHEMICAL FEED TANK
013-STG-HX-001	STG LUBE OIL COOLER A
013-STG-HX-002	STG LUBE OIL COOLER B
013-STG-HX-003	STG GEN COOLER
013-STG-HX-004	STG GEN COOLER
013-STG-HX-005	SEAL OIL COOLER (AIR SIDE)
013-STG-HX-006	SEAL OIL COOLER (AIR SIDE)
013-STG-HX-007	SEAL OIL COOLER (H2 SIDE)
013-STG-HX-008	SEAL OIL COOLER (H2 SIDE)
013-STG-HX-010	STG GEN COOLER
013-STG-HX-011	STG GEN COOLER
012-CTG-HX-001	CTG 2 LUBE OIL COOLER
012-CTG-HX-003	CTG 2 GEN COOLER
012-CTG-HX-004	CTG 2 GEN COOLER
012-CTG-HX-005	CTG 2 GEN COOLER
012-CTG-HX-006	CTG 2 GEN COOLER
011-CTG-HX-001	CTG 1 GEN COOLER
011-CTG-HX-003	CTG 1 GEN COOLER
011-CTG-HX-004	CTG 1 GEN COOLER
011-CTG-HX-005	CTG 1 GEN COOLER
011-CTG-HX-006	CTG 1 GEN COOLER
013-CNS-CD-001	CONDENSER
013-CNS-DA-002	VACUUM DEAERATOR
013-CNS-PP-005	CONDENSATE PUMP
013-CNS-PP-006	CONDENSATE PUMP
013-CNS-PP-007	CONDENSATE PUMP
013-CNS-CD-003	GLAND STEAM CONDENSER
013-CNS-TK-010	CONDENSATE STORAGE TANK
013-CNS-PP-020	CONDENSATE FORWARDING PUMP
013-CNS-PP-021	CONDENSATE FORWARDING PUMP
013-CWS-CT-001	COOLING TOWER

Equip. Tag No.	Equipment Name / Description
013-ACW-PP-001	AUXILIARY COOLING WATER PUMP
013-CWS-PP-001	CIRCULATING WATER PUMP 1
013-CWS-PP-002	CIRCULATING WATER PUMP 2
013-CWS-FN-001	COOLING TOWER FAN 1
013-CWS-FN-002	COOLING TOWER FAN 2
013-CWS-FN-003	COOLING TOWER FAN 3
013-CWS-FN-004	COOLING TOWER FAN 4
013-CWS-FN-005	COOLING TOWER FAN 5
013-CWS-FN-006	COOLING TOWER FAN 6
013-CWS-FN-007	COOLING TOWER FAN 7
013-CWS-FN-008	COOLING TOWER FAN 8
013-CWS-FN-009	COOLING TOWER FAN 9
013-CWS-FN-010	COOLING TOWER FAN 10
013-CWS-FN-011	COOLING TOWER FAN 11
013-CWS-FN-012	COOLING TOWER FAN 12
010-DMN-TK-001	DEMINERALIZED WATER STORAGE TANK
010-DMN-HA-002	TANK HEATER
010-DMN-TK-002	CT 1 WASH WATER TANK
010-DMN-PP-003	DEMINERALIZED WATER PUMP
010-DMN-TK-003	CT 2 WASH WATER TANK
010-DMN-PP-004	DEMINERALIZED WATER PUMP
010-DMN-SD-001	DEMINERALIZED WATER SKID
010-FGS-CR-001	FUEL GAS COMPRESSOR
010-FGS-CR-002	FUEL GAS COMPRESSOR
010-FGS-HX-002	GAS COMPRESSOR BY-PASS AIR COOLER
010-FGS-HX-014	GAS COMPRESSOR BY-PASS AIR COOLER
011-FGS-HX-005	PILOT GAS COOLER
011-FGS-SR-007	PILOT GAS FILTER SEPARATOR
011-FGS-SR-008	PILOT GAS FILTER SEPARATOR
010-FGS-HX-009	DEW POINT HEATER
011-FGS-HX-011	FUEL GAS HEATER #1
011-FGS-TK-012	MAIN KO DRUM #1
011-FGS-SR-013	MAIN FUEL GAS FILTER SEPARATOR
011-FGS-SR-014	MAIN FUEL GAS FILTER SEPARATOR
011-FGS-TK-017	DRAIN TANK
012-FGS-HX-015	PILOT GAS COOLER
012-FGS-SR-016	MAIN FUEL GAS FILTER SEPARATOR
012-FGS-SR-017	MAIN FUEL GAS FILTER SEPARATOR
012-FGS-SR-018	PILOT GAS FILTER SEPARATOR
012-FGS-SR-019	PILOT GAS FILTER SEPARATOR
012-FGS-HX-020	DEW POINT HEATER
012-FGS-HX-021	MAIN FUEL GAS HTR. #2
012-FGS-TK-022	MAIN KNOCKOUT DRUM #2

Equip. Tag No.	Equipment Name / Description
012-FGS-TK-026	DRAIN TANK
DUCT BURNER SKID
DUCT BURNER SKID
010-FWS-PP-001	MOTOR DRIVEN FIRE PUMP
010-FWS-PP-002	JOCKEY PUMP
010-FWS-PP-004	ENGINE DRIVEN FIRE PUMP
010-FWS-TK-001	DIESEL TANK
HYDROGEN AUTOMATIC MANIFOLD
CO2 SUPPLY SKID
010-IAS-CL-001	BLEED AIR COOLER
010-IAS-SR-005	AIR/WATER SEPARATOR
010-IAS-FL-007	COALESCING FILTER
010-IAS-CR-008	AIR COMPRESSOR
010-IAS-FL-010	PREFILTER
010-IAS-FL-011	PREFILTER
010-IAS-AD-012	INSTRUMENT AIR DRYER
010-IAS-AD-013	INSTRUMENT AIR DRYER
010-IAS-FL-014	AFTER FILTER
010-IAS-FL-015	AFTER FILTER
010-IAS-TK-016	INSTRUMENT AIR RECEIVER
011-SCR-??-001	SCR SYSTEM 1
011-HRF-HR-001	HEAT RECOVERY STEAM GENERATOR 1
012-SCR-??-002	SCR SYSTEM 2
012-HRF-HR-002	HEAT RECOVERY STEAM GENERATOR 2
011-NIT-SKD-001	UNIT 1 NITROGEN SKID
012-NIT-SKD-002	UNIT 2 NITROGEN SKID
010-PWS-PP-001	SAFETY SHOWER LOOP CIRC PUMP
010-PWS-VS-002	POTABLE WATER TANK
010-PWS-NX-003	POTABLE WATER HEATER
010-PWS-NX-004	SAFETY SHOWER LOOP HEATER
010-PWS-PP-006	POTABLE WATER BOOSTER PUMP
010-PWS-PP-007	POTABLE WATER BOOSTER PUMP
010-PWS-PP-008	POTABLE WATER PUMP
011-HR-BO-001	KETTLE BOILER 1
012-HR-BO-002	KETTLE BOILER 2
011-CTG-FL-001	LUBE OIL FILTER 1
011-CTG-FL-001	CT INLET AIR FILTER 1
011-CTG-FL-001	FUEL GAS FILTER SEPARATOR 1
010-STG-GN-001	STEAM TURBINE GENERATOR
011-CTG-GN-001	CT GENERATOR
011-CTG-HX-001	LUBE OIL HEAT EXCHANGER 1
011-CTG-PP-001	AC LUBE OIL PUMP 1
011-CTG-PP-001	CONTROL OIL PUMP 1
011-CTG-SK-001	CT FOGGING SKID
011-CTG-SK-001	CT STARTING PACKAGE

Equip. Tag No.	Equipment Name / Description
011-CTG-SK-001	CT CONTROL OIL POWER UNIT
010-STG-ST-001	STEAM TURBINE
010-STG-ST-001	IP STEAM TURBINE
010-STG-ST-001	HP STEAM TURBINE
010-STG-ST-001	GLAND STEAM CONDENSER
010-STG-ST-001	LUBE OIL RESERVOIR
010-STG-ST-001	HYDRAULIC SUPPLY UNIT
011-CTG-TG-001	CT TURNING GEAR
011-CTG-WK-001	WATER WASH SKID 1
011-CTG-XM-001	COMBUSTION TURBINE
011-CTG-FL-002	LUBE OIL FILTER 2
011-CTG-FL-002	FUEL GAS FILTER SEPARATOR 2
012-CTG-FL-002	CT INLET AIR FILTER 2
012-CTG-GN-002	CT GENERATOR
011-CTG-HX-002	LUBE OIL HEAT EXCHANGER 2
011-CTG-PP-002	AC LUBE OIL PUMP 2
011-CTG-PP-002	CONTROL OIL PUMP 2
012-CTG-SK-002	CT FOGGING SKID
012-CTG-SK-002	CT STARTING PACKAGE
012-CTG-SK-002	CT CONTROL OIL POWER UNIT
012-CTG-TG-002	CT TURNING GEAR
012-CTG-WK-002	WATER WASH SKID 2
012-CTG-XM-002	COMBUSTION TURBINE
012-CTG-FL-003	LUBE OIL FILTER 3
012-CTG-FL-003	FUEL GAS FILTER SEPARATOR 3
012-CTG-HX-003	LUBE OIL HEAT EXCHANGER 3
011-CTG-PP-003	DC LUBE OIL PUMP 3
012-CTG-PP-003	CONTROL OIL PUMP 3
012-CTG-FL-004	LUBE OIL FILTER 4
012-CTG-FL-004	FUEL GAS FILTER SEPARATOR 4
012-CTG-HX-004	LUBE OIL HEAT EXCHANGER 4
012-CTG-PP-004	AC LUBE OIL PUMP 4
012-CTG-PP-004	CONTROL OIL PUMP 4
012-CTG-PP-005	AC LUBE OIL PUMP 5
012-CTG-PP-006	DC LUBE OIL PUMP 6
CT 1 OIL MIST ELIMINATOR
CT 2 OIL MIST ELIMINATOR
013-STG-GN-013	LOOP SEAL TANK
013-STG-GN-013	VAPOR EXTRACTOR ASSEMBLY
013-STG-GN-013	EMERGENCY SPRAY SKID
013-STG-GN-013	GENERATOR AUX CONTROL UNIT
010-SAP-SK-001	SAMPLE ANALYSIS PANEL
010-SAP-SK-002	CIRC WATER ANALYSIS PANEL
013-SIP-SC-001	SAMPLE COOLER
013-SLP-SC-003	SAMPLE COOLER

Equip. Tag No.	Equipment Name / Description
013-SHP-SC-004	SAMPLE COOLER
013-SLP-SC-004	SAMPLE COOLER
013-SLP-SC-004	SAMPLE COOLER
011-BFW-SC-019	SAMPLE COOLER
013-SLP-SC-XXX	SAMPLE COOLER
013-SHP-SC-002	SAMPLE COOLER
013-SHP-SC-002	SAMPLE COOLER
013-CNS-SC-008	SAMPLE COOLER
013-CNS-SC-009	SAMPLE COOLER
012-BFW-SC-020	SAMPLE COOLER
010-SDN-TK-001	STEAM TURBINE DRAIN TANK
010-SSW-PP-002	SEWAGE GRINDER PUMP
010-SSW-PP-003	SEWAGE GRINDER PUMP
010-SSW-TK-002	ONSITE SANITARY LIFT STATION SUMP
010-SSW-PP-004	SEWAGE GRINDER PUMP
010-SSW-PP-005	SEWAGE GRINDER PUMP
010-SWS-HA-100	RAW/FIREWATER TANK HEATER
010-SWS-PP-001	SERVICE WATER PUMP
010-SWS-TK-001	RAW/FIREWATER STORAGE TANK
010-SWS-PP-002	SERVICE WATER PUMP
010-SWS-PP-003	SERVICE WATER BOOSTER PUMP
010-SWS-PP-004	SERVICE WATER BOOSTER PUMP
013-TCF-TK-001	ACID STORAGE TANK
013-TCF-PP-003	ACID METERING PUMP
013-TCF-PP-004	ACID METERING PUMP
013-TCF-TK-006	SODIUM HYPOCHLORITE TANK
013-TCF-PP-007	HYPOCHLORITE METERING PUMP
013-TCF-PP-008	HYPOCHLORITE METERING PUMP
013-TCF-TK-009	INHIBITOR MEASURING TANK
013-TCF-TK-010	INHIBITOR TANK
013-TCF-MX-011	INHIBITOR MIXER
013-TCF-PP-012	INHIBITOR METERING PUMP
013-TCF-PP-013	INHIBITOR METERING PUMP
013-TCF-TK-015	DISPERSANT MEASURING TANK
013-TCF-TK-016	DISPERSANT TANK
013-TCF-PP-017	DISPERSANT METERING PUMP
013-TCF-PP-018	DISPERSANT METERING PUMP

Equip. Tag No.	Equipment Name / Description
013-TCF-MX-19	DISPERSANT MIXER
010-WWC-PP-002	CT #2 AREA SUMP PUMP
010-WWC-PP-003	CT #2 AREA SUMP PUMP
010-WWC-PP-005	CT #1 AREA SUMP PUMP
010-WWC-PP-006	CT #1 AREA SUMP PUMP
010-WWC-SR-007	OIL/WATER SEPARATOR
010-WWC-PP-010	PLANT WASTE WATER PUMP
010-WWC-PP-011	PLANT WASTE WATER PUMP
010-WWC-PP-014	COOLING TWR CHEM FEED BLDG SUMP PUMP
010-WWC-PP-015	COOLING TWR CHEM FEED BLDG SUMP PUMP
010-WWC-PP-017	FILTER BACKWASH SUMP PUMP
010-WWC-PP-018	FILTER BACKWASH SUMP PUMP
010-WWC-PP-019	CORROSIVE DRAINS SUMP PUMP
010-WWC-PP-020	CORROSIVE DRAINS SUMP PUMP

AEROPAC AIR COOLED GENERATOR
HYDROGEN INNER-COOLED GENERATOR

Section 2.01(f)
Assigned Contracts
1.	Large Generator Interconnection Agreement by and between FirstEnergy Generation Corp. and American Transmission Systems Incorporated dated as of September 25, 2008.
2.	Water Supply and Wastewater Treatment Agreement by and between Fremont Energy Center, LLC and The City of Fremont, Sandusky County, Ohio dated as of August 17, 2001.
3.	Firm Transportation Service Agreement by and between Panhandle Eastern Pipe Line Company, LP and FirstEnergy Solutions Corp. dated as of July 26, 2005.
4.	Enhanced Firm Transportation Service Agreement by and between Panhandle Eastern Pipe Line Company, LP and FirstEnergy Solutions Corp. dated as of October 30, 2006.
5.	Firm Transportation Service Agreement by and between Panhandle Eastern Pipe Line Company, LP and FirstEnergy Solutions Corp. dated as of November 19, 2008.
6.	Firm Transportation Service Agreement by and between Trunkline Gas Company, LLC and FirstEnergy Solutions Corp. dated as of November 19, 2008.
7.	Service Agreement (DTS Rate Schedule) by and between The East Ohio Gas Company dba Dominion East Ohio and FirstEnergy Solutions Corp. dated as of July 10, 2010.
8.	Purchase Order 239 by and between Airgas Specialty Products and FirstEnergy Generation Corp. dated as of September 2, 2010.
9.	Interruptible Transportation Agreement by and between The East Ohio Gas Company dba Dominion East Ohio and FirstEnergy Solutions Corp. dated as of July 1, 2010.
10.	Enterprise Zone Agreement by and between Fremont Energy Center, LLC and the City of Fremont dated as of June 7, 2001 (amended by the First Amendment to the Fremont Energy Center LLC Enterprise Zone Agreement dated as of May 2, 2006 and amended by the Second Amendment to the Fremont Energy Center LLC Enterprise Zone Agreement by and between City of Fremont and Calpine Corporation dated as of April 30, 2007).
11.	Amended Facilities Agreement by and between Ohio Power Company and Fremont Energy Center, LLC dated as of November 6, 2001.
12.	Aqua Ammonia Supply Agreement by and between Airgas Specialty Products and FirstEnergy Generation Corp. dated as of September 2, 2010.

Section 2.01(g)
Inventory
1.	Inventories of chemicals and gases, supplies, materials and spares located at the Real Property.

Section 2.01(h)
Computer Software, Systems and Licenses

Quantity	Description
Siemens DCS
6600	Plant I/O License
7	Runtime License for XX3000
7	Operating Session
2	Engineering Session
10	Dynamic Function View
5	Runtime License for Singular Modbus
500	Data Exchange I/O License
1	SPPA-T3000 3rd Party Application Software
5000	OPC Server I/O License
7	Thin Client Windows License
1	FT Server Windows License
6600	EQ-DCM Config Software
7	Matrikon OPC Tunneler
PLC — Allen Bradley
1	RSView32 Runtime
1	RSView32 Development
2	RSLogix 500
1	PanelBuilder32
2	FT View Studio for Machine Edition
Automation Direct
1	HMI Config Software
PI System
10,0000	Enterprise Server 2008
1	ComboPack
Alarm Management System — LogMate Suite
1	TCP/IP Ports
TiPSView Suite
100	netView Client
100	ACE Client
Miscellaneous
Bentley Nevada 3500 Config Software
Building Automation Software

Section 2.01(i)
Transferrable Permits
1.	Ohio Environmental Protection Agency, Permit-to-Install, August 9, 2001
2.	Ohio Environmental Protection Agency, Permit-to-Install Administrative Modification, June 7, 2010
3.	Ohio Environmental Protection Agency, Title IV Acid Rain Permit, issued September 20, 2001, renewed June 29, 2010
4.	Permit-by-Rule, Electrical Generator, April 14, 2010
5.	Permit-by-Rule, Firefighting Water Pump, April 14, 2010
6.	Ohio Environmental Protection Agency, Permit-to-Install (Wastewater Permit), August 17, 2001
7.	Water Supply and Wastewater Treatment Agreement by and between Fremont Energy Center, LLC and The City of Fremont, Sandusky County, Ohio, dated as of August 17, 2001
8.	NPDES Stormwater General Permit Associated with Industrial Activities, April 26, 2010
9.	Ohio Power Siting Board, Certificate of Environmental Compatibility and Public Need, May 21, 2001
10.	Federal Communications Commission wireless license number WQNF469

Section 2.02(i)
Excluded Assets
1.	The credit referred to in Section 3.2(d) of the Amended Facilities Agreement by and between Ohio Power Company and Fremont Energy Center, LLC, dated as of November 6, 2001
2.	Construction Trailer Communication Equipment

3.	Temporary Construction Gate

4.	Light Duty Truck

5.	Global Mark Industrial Label Maker

6.	Vision Engraving System — Series 3

7.	Vision Engraving System — 1612 Engraving table

8.	Magnifier Lamp — Model LM749-90

9.	2 Motorola 6 stall radio base with radios

10.	Individual Motorola Portable Radios and Bases

11.	Burton L-2000 — Optical Examination Machine

Section 3.03
Section 12.13 Governmental Authorization
1.	The granting of early termination or the expiration of the applicable waiting period under the HSR Act, if applicable.
2.	Federal Energy Regulatory Commission authorization pursuant to Section 203 of the Federal Power Act
3.	Ohio Power Siting Board with respect to the Certificate of Environmental Compatibility and Public Need, May 21, 2001
4.	Approval of Governmental Bodies for the transfer of the Permits set forth on Section 2.01(i) of the Seller Disclosure Schedules

Section 3.04
Noncontravention
1.	The matters set forth in Section 9.03(d) of the Asset Purchase Agreement.

2.	The matters set forth in Section 9.03(e) of the Asset Purchase Agreement.
3.	The matters set forth on Section 3.03 of the Seller Disclosure Schedules.

Section 3.06
Required Consents
1.	Aqua Ammonia Supply Agreement by and between Airgas Specialty Products and FirstEnergy Generation Corp. dated as of September 2, 2010.
2.	Enhanced Firm Transportation Service Agreement by and between Panhandle Eastern Pipe Line Company, LP and FirstEnergy Solutions Corp. dated as of October 30, 2006.
3.	Firm Transportation Service Agreement by and between Panhandle Eastern Pipe Line Company, LP and FirstEnergy Solutions Corp. dated as of July 26, 2005.
4.	Firm Transportation Service Agreement by and between Panhandle Eastern Pipe Line Company, LP and FirstEnergy Solutions Corp. dated as of November 19, 2008.
5.	Firm Transportation Service Agreement by and between Trunkline Gas Company, LLC and FirstEnergy Solutions Corp. dated as of November 19, 2008.
6.	Water Supply and Wastewater Treatment Agreement by and between Fremont Energy Center, LLC and The City of Fremont, Sandusky County, Ohio dated as of August 17, 2001.
7.	Service Agreement (DTS Rate Schedule) by and between The East Ohio Gas Company dba Dominion East Ohio and FirstEnergy Solutions Corp. dated as of July 10, 2010.
8.	Large Generator Interconnection Agreement by and between FirstEnergy Generation Corp. and American Transmission Systems Incorporated dated as of September 25, 2008.
9.	Interruptible Transportation Agreement by and between The East Ohio Gas Company dba Dominion East Ohio and FirstEnergy Solutions Corp. dated as of July 1, 2010.
10.	Amended Facilities Agreement by and between Ohio Power Company and Fremont Energy Center, LLC dated as of November 6, 2001.
11.	Enterprise Zone Agreement by and between Fremont Energy Center, LLC and the City of Fremont dated as of June 7, 2001 (amended by the First Amendment to the Fremont Energy Center LLC Enterprise Zone Agreement dated as of May 2, 2006 and amended by the Second Amendment to the Fremont Energy Center LLC Enterprise Zone Agreement by and between City of Fremont and Calpine Corporation dated as of April 30, 2007).
12.	The matters set forth in Section 3.04 of the Seller Disclosure Schedule.

Section 3.07
Litigation
None.

Section 3.10(a)
Permits
1.	Ohio Environmental Protection Agency, Permit-to-Install, August 9, 2001
2.	Ohio Environmental Protection Agency, Permit-to-Install Administrative Modification, June 7, 2010
3.	Ohio Environmental Protection Agency, Title IV Acid Rain Permit, issued September 20, 2001, renewed June 29, 2010
4.	Permit-by-Rule, Electrical Generator, April 14, 2010
5.	Permit-by-Rule, Firefighting Water Pump, April 14, 2010
6.	Ohio Environmental Protection Agency, Permit-to-Install (Wastewater Permit), August 17, 2001
7.	City of Fremont, Wastewater Contribution Permit (in draft), September 1, 2010
8.	Water Supply and Wastewater Treatment Agreement by and between Fremont Energy Center, LLC and The City of Fremont, Sandusky County, Ohio, dated as of August 17, 2001
9.	NPDES Stormwater General Permit Associated with Industrial Activities, April 26, 2010
10.	Ohio Power Siting Board, Certificate of Environmental Compatibility and Public Need, May 21, 2001
11.	Federal Aviation Administration, Notice to Construct, Determination of No Hazard issued March 6, 2001 for stacks and July 31, 2001 for cranes
12.	Army Corps of Engineers, Clean Water Act Section 404 Permit, Determination of No Jurisdiction issued March 1, 2001
13.	U.S. Department of Agriculture Natural Resources Conservation Service, Prior Converted Cropland Determination, August 22, 2000
14.	U.S. Fish and Wildlife Service, Protected Species Review, September 14, 2000
15.	Ohio Department of Transportation — Aviation, Construction/Alteration Permit, Determination of No Jurisdiction issued February 15, 2001
16.	Ohio Historic Preservation Office, Section 106 Historic Preservation Approval, April 26, 2001

17.	Ohio Department of Natural Resources, Protected Species Approval, April 4, 2000
18.	Conditionally-Exempt Small Quantity Generator ID # OHR000136713
19.	Spill Prevention Control and Countermeasure Plan, April 2003, Updated September 2006
20.	It has been requested from the United States Environmental Protection Agency that the 180-calendar-day requirement for CEMS certification tests, pursuant to 40 CFR 75(b)(2), be waived with regard to the October 2010 synchronization events and that the Generating Facility be allowed to complete certification tests 90 operating days after the “initial startup” after completing construction of both CT01 and CT02.
21.	Federal Communications Commission wireless license number WQNF469

Section 3.11
Environmental Matters
1.	Hydraulic fluid spill from a ruptured hose on the large ringer crane in 2003.
2.	It has been requested from the United States Environmental Protection Agency that the 180-calendar-day requirement for CEMS certification tests, pursuant to 40 CFR 75(b)(2), be waived with regard to the October 2010 synchronization events and that the Generating Facility be allowed to complete certification tests 90 operating days after the “initial startup” after completing construction of both CT01 and CT02.

Section 5.01
Section 12.14 Covenants of Seller — Conduct of Business Through the Closing
1.	General Terms and Conditions for Procurement and Construction of Fremont Energy Center by and between FirstEnergy Generation Corp. and Aker Construction, Inc. dated as of July 31, 2008.
2.	General Terms and Conditions for Procurement and Construction of Fremont Energy Center by and between FirstEnergy Generation Corp. and Dunbar Mechanical, Inc. dated as of July 31, 2008.
3.	General Terms and Conditions for Procurement and Construction of Fremont Energy Center by and between FirstEnergy Generation Corp. and Lake Erie Electric of Toledo, Inc. dated as of July 31, 2008.
4.	Amended and Restated Construction and Reimbursement Agreement by and among Fremont Energy Center, LLC, Calpine Corporation and The East Ohio Gas Company dba Dominion East Ohio dated as of November 14, 2003.
5.	Preliminary Services Agreement by and between FirstEnergy Generation Corp. and AKER Construction, Inc.
6.	Purchase Order 45276242 by and between Siemens Power Generation, Inc. and FirstEnergy Service Company dated as of August 1, 2008.
7.	Purchase Order 45286209 by and between Pic Group Incorporated and FirstEnergy Service Company dated as of November 10, 2008.
8.	Change to Purchase Order 45286209 by and between Pic Group Incorporated and FirstEnergy Service Company dated as of November 10, 2008.
9.	Work Order Ticket 910619 by and between Air Technologies and Seller dated as of June 6, 2008.
10.	Condenser Inspection Ticket 01-6130 by and between SPX Heat Transfer and Seller dated as of March 1, 2010.
11.	Fire Pump Assessment by and between Fire-Tech, Inc. and Seller dated as of July 11, 2008.
12.	Service order R041847C by and between UE Compression and Seller dated as of August 29, 2008.

13.	Quote and Order Form GPIQ1882 by and between UE Compression and Seller dated as of August 4, 2008.
14.	Agreement by and among The Toledo Edison Company, FirstEnergy Nuclear Operating Company, and FirstEnergy Generation Corp. and LOCAL UNION NO. 245 of the International Brotherhood of Electrical Workers dated as of November 8, 2007.
15.	Stipulation of Contract Extension by and among The Toledo Edison Company, FirstEnergy Nuclear Operating Company, FirstEnergy Generation Corp., and First Energy Service Company and LOCAL UNION NO. 245 of the International Brotherhood of Electrical Workers, A.F.L.- CIO dated as of July 1, 2009.
16.	Memorandum of Understanding by and between FirstEnergy Generation Corp. and LOCAL 245 of the International Brotherhood of Electrical Workers dated as of January 25, 2010.
17.	Memorandum of Understanding by and between FirstEnergy Generation Corp. and UWUA Local 351 dated as of May 4, 2010.
18.	The Water Supply and Wastewater Treatment Agreement by and between Fremont Energy Center, LLC and The City of Fremont, Sandusky County, Ohio, dated as of August 17, 2001, may be amended prior to Closing to address matters including water use charges and wastewater charges.

Section 7.06
Federal Communications Commission Consent
1.	Federal Communications Commission wireless license number WQNF469.

Section 7.08
Employee
None

Section 7.11
If:
(i)	On June 15, 2011 Buyer notifies Seller that the relevant date pursuant to Section 11.01(b) shall be changed to July 15, 2011;
(ii)	On June 25th, 2011 Seller delivers a Seller Notification to Buyer; and
(iii)	On August 1, 2011 the Technical Arbitrator renders a final decision, then the earliest date any Party could deliver a notice of termination (if otherwise entitled) pursuant to Section 11.01(b) would be August 20, 2011 (with the 20 days between the date of delivery of Seller Notification and the then-applicable date pursuant to Section 11.01(b) being added to the date that the Technical Arbitrator rendered a final decision).

Section 9.01(b)
1.	Federal Energy Regulatory Commission authorization pursuant to Section 203 of the Federal Power Act
2.	Ohio Power Siting Board with respect to the Certificate of Environmental Compatibility and Public Need, May 21, 2001.

Section 9.01(c)
1.	Firm Transportation Service Agreement by and between Panhandle Eastern Pipe Line Company, LP and FirstEnergy Solutions Corp. dated as of July 26, 2005.
2.	Firm Transportation Service Agreement by and between Panhandle Eastern Pipe Line Company, LP and FirstEnergy Solutions Corp. dated as of November 19, 2008.
3.	Firm Transportation Service Agreement by and between Trunkline Gas Company, LLC and FirstEnergy Solutions Corp. dated as of November 19, 2008.
4.	Water Supply and Wastewater Treatment Agreement by and between Fremont Energy Center, LLC and The City of Fremont, Sandusky County, Ohio dated as of August 17, 2001.
5.	Service Agreement (DTS Rate Schedule) by and between The East Ohio Gas Company dba Dominion East Ohio and FirstEnergy Solutions Corp. dated as of July 10, 2010.
6.	Large Generator Interconnection Agreement by and between FirstEnergy Generation Corp. and American Transmission Systems Incorporated dated as of September 25, 2008.
7.	Interruptible Transportation Agreement by and between The East Ohio Gas Company dba Dominion East Ohio and FirstEnergy Solutions Corp. dated as of July 1, 2010.
8.	Enterprise Zone Agreement by and between Fremont Energy Center, LLC and the City of Fremont dated as of June 7, 2001 (amended by the First Amendment to the Fremont Energy Center LLC Enterprise Zone Agreement dated as of May 2, 2006 and amended by the Second Amendment to the Fremont Energy Center LLC Enterprise Zone Agreement by and between City of Fremont and Calpine Corporation dated as of April 30, 2007).